Exhibit 10.11

OFFICE LEASE

The terms and conditions in the text of this Lease and the Exhibits thereto modify, supplement and qualify the information on the Basic Lease Data portion of this Lease.

BASIC LEASE DATA:

1.    Lease Date: October 10, 2005.

2.    Landlord: NorthPark Partners ESI, LLC, a Missouri limited liability company.

3.    Tenant: Express Scripts, Inc., a Delaware corporation.

4.    The term "Building" shall mean an office building containing approximately 315,000 rentable square feet (RSF) on three (3) floors plus a lower level that Landlord shall construct in the development to be known as “University Place/NorthPark, University of Missouri-St. Louis Business, Technology and Research Park” (the “Park”). The Park will be situated on the northern portion of the University of Missouri at St. Louis ("UMSL") campus as shown on the Site Plan attached hereto as Exhibit A. The exact square footage of the Building will be determined by BOMA measurement as provided in Section 1.E.

5.    The term "Property" shall mean the land that is being ground leased by Landlord from the Ground Lessor (as defined below) and on which the Building will be constructed (the “Land”), together with (i) all improvements on the Land, including the Building, and (ii) any and all rights, appurtenances, easements and amenities appertaining to the Land to the extent the same are leased to Landlord under the Ground Lease. A legal description of the Land is attached hereto as Exhibit A-1. The Land is subject to adjustment as described in Section 55 hereof. The Land initially comprising the Property contains 14.883 acres.

6.    The term "Premises" means the premises being leased by Tenant hereunder, which initially includes the entire Property, as the same may be expanded pursuant to Section 49, and which may later be reduced as a result of the exercise of Tenant’s “give back rights” in Section 40. The Premises is also subject to adjustment as described in Section 55 hereof.

7.    Permitted Use: any lawful use, subject to the restrictions in Section 1B.

8.    Address of Landlord for notices and for payment of Rent (and see Section 23 of the Lease):

       NorthPark Partners ESI, LLC
       1001 Boardwalk Springs Place, Suite 200
       O’Fallon, Missouri 63368
       Attn: Christopher P. McKee
       Telecopy No.: 636-561-9301

9.    Address of Tenant for notices before Commencement Date (and see Section 23 of the Lease):

               Express Scripts, Inc.
               6625 West 78th Street
       Bloomington, MN 55439
                       Attn: Tom Rocheford, Vice President, Facilities
                       Telecopy No.: (952) 837-7101

With a copy to:

Express Scripts, Inc.
13900 Riverport Drive
Maryland Heights, Missouri 63043
Attn: Thomas Boudreau
Telecopy No.: (314) 702-7120

10.    Address of Tenant for notices after Commencement Date (and see Section 23 of the Lease):

                    Express Scripts, Inc.
                 6625 West 78th Street
                 Bloomington, MN 55439
                 Attn: Tom Rocheford, Vice President, Facilities
                 Telecopy No.: (952) 837-7101

With a copy to:

Express Scripts, Inc.
University Place Drive
St. Louis, Missouri 63121
Attn: Thomas Boudreau
Telecopy No.: (314) 702-7120

11.   Initial Lease Term: approximately ten (10) years and six (6) months from the Commencement Date, ending as per Section 4 of this Lease.

12.    Commencement Date: upon the later of (i) March 1, 2007 (the “Scheduled Date”); or (ii) upon Substantial Completion (as defined in Sections 4.B), and subject to adjustment as provided in Section 4.C.

13.    Expiration Date: the date approximately ten (10) years and six (6) months after the Commencement Date - the exact date determined as per Section 4.A of this Lease.

14.    Renewal Options: two (2) additional terms of five (5) years each. See Section 37.

15.    Annual Base Rent During Initial Term: see Exhibit B.

16.    Annual Base Rent During Each Renewal Term, if applicable: See Section 37.B of this Lease.

17.    Monthly Installments of Base Rent: one-twelfth (1/12th) of applicable annual Base Rent.

18.    Taxes: Details in Section 6. Tenant pays 50% of the amount that would be due as Taxes during years 2007 through 2016 if Taxes had not been abated, and 100% of Taxes commencing in 2017.

19.    Tenant's Repair Obligations: Tenant shall maintain the Premises as per Section 9 of this Lease.

20.    Landlord's Repair Obligations: See Section 7.A of this Lease.

21.   Utilities: Tenant provides all utilities at Tenant's expense.

22.   Services: Landlord provides services as per Sections 7 and 51 of this Lease. Tenant provides all other services. Services are subject to change if Tenant exercises its give back rights. See Section 40.B.

23.    Security Deposit: none.

24.   Tenant's Required Liability Insurance coverage: $2,500,000 See Section 8.B of this Lease. Worker's compensation insurance required also as per Section 8.C.

25.   Tenant's Required Casualty Insurance coverage: all risk, full replacement cost on Tenant's property and on all leasehold improvements. See Section 8.B of this Lease.

26.   Landlord's Required Insurance: See Sections 8.A and 8.C.

27.   Landlord's Broker or Agent: none.

28.   Tenant's Broker or Agent: Grubb & Ellis Company.

29.   Guarantor(s): none.

30.   Signage: See Section 31.

31.   Parking: at no charge, on an unreserved basis, according to the ratio stated in Section 30. All parking is onsite on the Premises. Landlord’s current building design includes 920 covered parking spaces in a parking structure of 1,440 spaces. The balance of the parking is on surface lots. The parking areas are subject to adjustment. See Sections 30 and 55.

32.   Subletting and Assignments: See Section 14.

33.   Landlord Improvements: As per Section 2, Landlord at Landlord’s expense shall complete the work described on the Outline Plans and Specifications listed on Exhibit C.

34.   Tenant Improvements: As per Section 3 of the Lease, Landlord will perform the Tenant Improvements. The Tenant Improvement Allowance shall be provided by Landlord to be applied toward the cost of the Tenant Improvements, and if the cost of the Tenant Improvements exceeds said Allowance, the excess shall be paid by Tenant.

35.   Tenant Improvement Allowance: An allowance of forty-one dollars ($41.00) per rentable square foot, which may be used at Tenant’s discretion for any expense related to the Premises. The Tenant Improvement Allowance is subject to adjustment for Tenant requested change orders. See Section 3 for additional details.

36.   Critical Milestone Dates: See Section 4.E.

37.   Obligation to Reimburse Capital Expenditures Upon Expiration: See Section 39.

38.   Tenant Option to Reduce Space: See Section 40.

39.   Tenant's Early Termination Option: See Section 41.

40.   Landlord Obligation Relating to Tenant's Old Premises: See Section 42.

41.   Alternative Dispute Resolution: See Section 46 and Exhibit G.

42.   Ground Lease Contingency: See Section 48.

43.   Tenant Condemnation Contingency: See Section 49.

44.   Economic Incentives: See Section 50.

45.   Pricing Re Property Management Services: See Section 51.

Attachments: This Lease is supplemented by the following Exhibits or Addenda, which are part of the Lease and which are incorporated by reference into the Lease:

Exhibit A	SITE PLAN
Exhibit A-1	LEGAL DESCRIPTION OF LAND
Exhibit B	BASE RENT DURING INITIAL TERM
Exhibit C	OUTLINE PLANS AND SPECIFICATIONS
Exhibit D	BUILDING RULES AND REGULATIONS
Exhibit E	FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
Exhibit F	ROOF LICENSE AGREEMENT
Exhibit G	ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

Initials:

L__________

T__________

OFFICE LEASE

THIS OFFICE LEASE is made as of the Lease Date set forth in the Basic Lease Data Section, by and between NorthPark Partners ESI, LLC, a Missouri limited liability company (hereinafter referred to as "Landlord"), and Express Scripts, Inc., a Delaware corporation (hereinafter referred to as "Tenant").

WITNESSETH:
A.    The Curators of the University of Missouri, a public corporation ("Ground Lessor") owns the Property;

B.    Ground Lessor and Landlord are parties to a 99 year Ground Lease for the Property (the "Ground Lease");

C.    Landlord and Tenant desire for Landlord to construct a building and other improvements on the Property, and to sublease the Property, as so improved, to Tenant, on terms set forth in this Lease.

NOW, THEREFORE, Landlord and Tenant, in consideration of the premises and of the mutual duties and obligations undertaken by Landlord and Tenant as hereinafter set forth, hereby agree as follows:

1.    Lease of Premises; Use.

          A.    Subject to the terms, covenants and conditions of this Lease, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord.

          B.    Any lawful use is acceptable; provided that Landlord’s consent shall be required for any utilization of the Premises that would substantially increase Landlord’s insurance or maintenance obligations above those relating to use of the Premises as an office building or pharmaceutical distribution center. If the Building becomes multi-tenant, any change of use by Tenant will also require Landlord’s approval to ensure that the changed use is compatible with general office use. Landlord’s foregoing consent or approval such not be unreasonably withheld, conditioned or delayed. Notwithstanding any provision in this Lease to the contrary, Tenant shall not use, and shall not permit any subtenants to use the Premises for: (i) any uses that are prohibited by the Ground Lease, (ii) any uses prohibited by any recorded restrictions applicable to the Property, and (iii) any uses prohibited by applicable law. All uses of the Premises by Tenant shall be in accordance with all applicable zoning laws and shall not require parking beyond the number of parking spaces allocated to Tenant under this Lease. Tenant may not use the Premises in any manner not permitted in this Section 1.B. Tenant at Tenant's expense shall obtain all permits, licenses and other consents required for Tenant's use and occupancy of the Premises (excluding building permits for the Landlord Improvements and Tenant Improvements, which shall be obtained by Landlord).

          C.    Tenant's rights under this Lease are subject to all restrictions, Protective Covenants, covenants, easements, rights-of-way of record, if any, and applicable zoning regulations. Without limiting the foregoing, Landlord and Tenant acknowledge that the Premises and Tenant’s rights under this Lease are subject to protective covenants covering the Park that Landlord and Tenant participated in drafting with the University (the “Protective Covenants”).

          D.    Promptly after the necessary information is available, Landlord and Tenant shall execute a written memorandum setting forth the Commencement Date, the expiration date, the number of rentable square feet in the Premises, the Base Rent, Tenant's acceptance of the Landlord Improvements, and such other factual matters as Landlord or Tenant shall reasonably request (the "Lease Memorandum").

          E.    Once sufficient information is available, the Project Architect shall determine the RSF for the Building and for the Premises in accordance with BOMA standards (including ANSI/BOMA Z65.1-1996 standard) and report the results of such calculations to Landlord and Tenant (the "BOMA Measurement"). Tenant's Base Rent as calculated pursuant to Exhibit B to this Lease, shall be based on the RSF numbers determined by the BOMA Measurement.

2.    Landlord Improvements.

      A.    Attached hereto as Exhibit C is a schedule of the plans and specifications comprising the outline specifications (“Outline Plans and Specifications”) for the improvements to be constructed on the Property by Landlord (the “Landlord Improvements”). The Building will have three (3) wings, each with three (3) floors and one with a lower level, and will contain a total of approximately 315,000 rentable square feet (RSF), as shown on the drawings included within the Outline Specifications.  The Landlord Improvements include the construction of a building shell, which will include all improvements to the ceiling and above, including sprinkler system, HVAC, lighting, ceiling grid and tile, all in conformance with Tenant's space plan and as outlined in the Outline Plans and Specifications. Landlord shall be solely responsible for the costs of the Landlord Improvements, including, but not limited to, design, architectural fees, permit fees, and the amounts due the “Contractor” (as hereinafter defined).

          B.    Landlord will retain Christner, Inc. as lead architect for the Landlord Improvements (the “Project Architect”) for a net (no engineering) fee of two and one-half percent (2.5%) of the cost of the Landlord Improvements and otherwise in accordance with the terms and conditions of a mutually acceptable service contract between Landlord and Christner, Inc.

          C.    Landlord intends to hire or has hired a joint venture consisting of Paric Corporation ("Paric") and Clayco Construction Company, Inc. ("Clayco") (said joint venture is referred to as "Contractor") as the general contractor to construct the Landlord Improvements.

          D.    Subject to the next paragraph, the Outline Plans and Specifications are hereby approved by Landlord and Tenant.

          E.    Landlord and Tenant shall work with the Project Architect, Contractor and Ground Lessor (for code compliance purposes only) to develop a final set of construction plans consistent with the Outline Plans and Specifications. Said construction plans once approved by Landlord, Tenant, the Project Architect, Contractor and Ground Lessor are referred to as the "Final LI Plans." The parties acknowledge that Tenant must provide its interior space plan by February 1, 2006 in order for the Tenant to be able to meet the Scheduled Date (as hereinafter defined).

          F.    Landlord and Tenant shall cooperate with the Project Architect and the Contractor to obtain the issuance of a building permit from the Ground Lessor as soon as possible. If the Ground Lessor requires any changes to the Final LI Plans, Landlord and Tenant, shall work together with the Contractor and the Project Architect to promptly resolve any issues that may arise concerning the changes requested by the Ground Lessor.

          G.    Landlord shall cause the Contractor to make its books and records pertaining to construction of the Landlord Improvements and the Tenant Improvements available for Tenant’s review at any time during normal business hours upon reasonable advance notice at a location in St. Louis or St. Charles County, Missouri. The terms of any agreement between Landlord and the Contractor shall be consistent with the foregoing, and shall provide for the work to be completed on open book basis. Neither Landlord nor the Contractor shall approve any changes in the Final LI Plans or request any change directive without Tenant’s prior written approval, and neither Landlord nor the Contractor shall execute any change orders or change directives without the prior written consent of Tenant, such consent not to be unreasonably withheld. Tenant shall respond in writing to any requests made by Landlord or Contractor for changes in the Final LI Plans within ten (10) days after Tenant’s receipt of same. If Tenant does not consent to any requested change order, Tenant’s written response shall specify Tenant’s reasons for such non-consent. Notwithstanding the foregoing, Tenant shall have the right, in its discretion, to deny any request for a change order or change directive that (i) in Tenant’s reasonable opinion materially and adversely affects the Premises; or (ii) results in any increased cost payable by Tenant.

          H.    Landlord shall cause the Contractor to (i) proceed diligently to complete the Landlord Improvements, (ii) provide to Landlord and Tenant, prior to the start of construction, a copy of the construction schedule, and (iii) keep Landlord and Tenant advised of any changes to the construction schedule.

          I.    During construction of the Landlord Improvements, Landlord or the Contractor shall carry builder's risk insurance on the Landlord Improvements.

          J.    Landlord shall cause the Contractor to construct the Landlord Improvements in a good and workmanlike manner, in accordance with all applicable laws and in substantial compliance with the Final LI Plans.

          K.    Once the Final LI Plans are developed, Landlord shall advise Tenant of the estimated cost of constructing the Landlord Improvements pursuant to such Final LI Plans (the “Estimated LI Cost”). From time to time during the course of construction of the Landlord Improvements, Tenant may request changes to the Final LI Plans (each a “Tenant LI Change Order Request”, and collectively the “Tenant LI Change Order Requests”). Any Tenant LI Change Order Request shall be subject to the approval of Landlord, not to be unreasonably withheld. Within five (5) business days after receipt of a Tenant LI Change Order Request, Landlord shall notify Tenant in writing whether it is willing to approve the subject Tenant LI Change Order Request and if Landlord is not willing to approve such Request, such notice shall include Landlord’s reasons therefor. If Landlord advises Tenant that it is willing to approve the subject Tenant LI Change Order Request, Landlord’s notice shall include a memorandum setting forth the impact on cost and schedule resulting from such Tenant LI Change Order Request (each a “Tenant LI Change Order Memorandum”). Tenant shall, within five (5) business days following Tenant’s receipt of a Tenant LI Change Order Memorandum, either (i) execute and return the Tenant LI Change Memorandum, in which case the project budget and construction schedule shall be deemed modified automatically without further action from either party to take account of such Tenant LI Change Order Request; or (ii) retract its Tenant LI Change Order Request. Landlord shall provide Tenant with a statement summarizing all agreed-upon TI Change Order Memoranda and their cumulative effect on the Estimated LI Cost and the project schedule. If, after taking all agreed-upon Tenant LI Change Memoranda into account, the cost to construct the Landlord Improvements will exceed the Estimated LI Cost, the amount of such increase shall be deducted from the amount of the “Allowance” (as defined below). If, after taking all agreed-upon Tenant LI Change Memoranda into account, the cost to construct the Landlord Improvements will be less than the Estimated LI Cost, the amount of such decrease shall be added to the amount of the “Allowance” (as defined below).A Tenant LI Change Order Request shall not become part of the Landlord Improvements unless a written Tenant LI Change Order Memorandum is signed by Landlord, Tenant, Architect and the Contractor approving the change. Once a Tenant LI Change Order Memorandum has been signed by Landlord, Tenant, the Contractor and Project Architect (and Ground Lessor approval of the change has been obtained if required), the Final LI Plans are deemed modified by the signed LI Tenant TI Change Order Memorandum.

          L.    Tenant shall have access to the Premises at reasonable times during construction for the purpose of monitoring the construction work, and Landlord and Tenant shall promptly inform each other in writing if either discovers any defects in or other problems with Contractor's construction work. Tenant shall comply with any rules and procedures adopted by the Contractor regulating Landlord Improvements site visits.

          M.    Not less than five (5) business days prior to the anticipated Substantial Completion of the Landlord Improvements (as defined in Section 4.B), Landlord, Tenant, Contractor and Project Architect shall participate in a joint inspection of the Landlord Improvements and identify those items, if any, that are incomplete or do not conform to the Final LI Plans. At such inspection, Landlord, Tenant, Contractor and Project Architect shall also develop a schedule of “Punchlist Items”, which shall be those incomplete or nonconforming items the non-completion or non-correction of which will not cause the Landlord Improvements from being Substantially Complete (as defined in Section 4.B).

          N.    Possession of the Premises shall be delivered to Tenant on the Commencement Date (see Basic Lease Data Section of this Lease for the manner in which the Commencement Date is determined), notwithstanding that there may be Punchlist Items to be completed.

          O.    Landlord shall cause the Contractor to complete any Punchlist Items within 45 days after the Punchlist Items schedule is approved in writing by Landlord and Tenant, except that Punchlist Items that cannot be completed until the weather is appropriate (such as landscaping) shall be completed within a reasonable period of time after the weather becomes suitable for completion of such items. If requested by Landlord, Tenant shall participate in any inspections made by Landlord to verify that Punchlist Items have been completed and shall acknowledge in writing that such Punchlist Items have been completed.

          P.    Landlord hereby agrees to (i) warrant all work performed with respect to the Landlord Improvements for a period of twenty-four (24) months from the Substantial Completion of the Landlord Improvements (the “Warranty Period”) and to correct all defects in such work (at Landlord’s sole cost and expense) of which Landlord receives written notice from Tenant during the Warranty Period; and (ii) to correct all defects and perform all repairs to the portion of the Landlord Improvements during the Warranty Period, at Landlord’s sole cost and expense. Landlord shall assign to Tenant all warranties (extended or otherwise) that apply to any systems servicing the Landlord Improvements which Tenant is responsible for maintaining under the terms of the Lease, or if such warranties are non-assignable, Landlord shall enforce said warranties on Tenant’s behalf. Landlord’s warranty obligations shall not apply to defects or damages to any items subject to such warranties arising from or caused by Tenant’s neglect or misuse or arising from or caused by Tenant’s failure to comply with its obligations under this Lease.

          Q.    Landlord agrees to build and fund an entire arterial road from University Blvd. to Hanley Road (the "Road Improvements"), at no cost to Tenant in accordance with this Section 2.Q. Landlord guarantees that (i) Phase I of the Road Improvements from University Blvd. to the MetroLink tracks with a connection to Lauderdale Road will be completed by March 1, 2007; and (ii) Phase II of the Road Improvements from the MetroLink tracks to Hanley Road will be completed by December 31, 2007 subject to right-of-way acquisition delays; provided, however, Landlord agrees to use diligent and good faith efforts to avoid such delays. Said deadlines shall be subject to delays caused by Force Majeure Events. Landlord’s inability to obtain public funding or reimbursement for all or a portion of the cost of the Road Improvements shall not constitute a Force Majeure Event. Landlord agrees that if a retaining wall is required along the south boundary of the right-of-way for the Road Improvements east of the MetroLink tracks, then the plans and specifications for any such wall shall be subject to the prior written approval of Tenant. Tenant acknowledges that (i) the Road Improvements are being constructed by Landlord in cooperation with Ground Lessor and St. Louis County, and (ii) provided Tenant’s rights and obligations under this Lease are not materially and adversely affected, this Lease may need to be modified to accommodate the funding structure for the Road Improvements, as more particularly provided in Section 50 hereof.

          R.    Landlord shall seek to configure the right-of-way for the Road Improvements to allow for the placement of a monument sign at the intersection of University Blvd. and University Place. To the extent permitted under the Protective Covenants and applicable regulations, Tenant shall have the right, at Tenant’s expense, to erect a monument sign at such location. For so long as Tenant occupies more than fifty percent (50%) of the office space on the Property, Tenant shall have the sole right to use such sign. If, and when, Tenant occupies less than fifty percent (50%) of the office space on the Property, Landlord shall have the right to offer space on the monument sign to tenants at the Property occupying in excess of 50,000 square feet of space. In such event, available space on the monument sign shall be assigned to tenants on the Property on a proportionate basis allocated to the space occupied by such tenants (and the cost of maintaining and repairing such sign shall be allocated among Tenant and such other tenants on the same proportionate basis).

          S.    As part of the Landlord Improvements, the Building will be outfitted with a standard, computerized proximity card reader system at all exterior doors, which will be provided at Landlord’s expense. The Tenant will have full access to the system to control ingress and egress to various portions of the Building. Tenant shall be responsible for providing such security staffing as it may desire.

3.    Tenant Improvements.

          A.    Landlord shall be responsible for installation of the Tenant Improvements and will use Contractor for such purposes, at a cost to Tenant equal to the cost of installing the Tenant Improvements plus an agreed upon overhead and profit percentage of four and one-half percent (4.5%). Landlord will not add on any supervisory fees. Tenant may apply the “Allowance” (as defined in Section 3.C) against the cost of installing the Tenant Improvements. Tenant shall reasonably cooperate with Landlord and Contractor in connection with all aspects of planning and construction of the Tenant Improvements. Without limiting the foregoing, the following provisions shall apply:

(i)    Landlord and Tenant shall work with the Project Architect, Contractor and Ground Lessor (with respect to code compliance only) to develop a final set of construction plans for the Tenant Improvements consistent with Tenant’s space plan. Said construction plans once approved by Landlord, Tenant, the Project Architect, Contractor and Ground Lessor (with respect to code compliance only) shall be referred to as the "Final TI Plans”.

(ii)    Landlord, Tenant, the Project Architect and the Contractor shall cooperate to obtain the issuance of a building permit from the Ground Lessor for the Tenant Improvements as soon as possible. If the Ground Lessor requires any changes to the Final TI Plans, Landlord, Tenant, the Contractor and the Project Architect shall work together to promptly resolve any issues that may arise concerning the changes requested by the Ground Lessor.

(iii)    Landlord shall cause the Contractor to make its books and records pertaining to construction of the Tenant Improvements available for Tenant’s review in the same manner as applicable to the Landlord Improvements.

(iv)    Landlord shall cause the Contractor to (aa) proceed diligently to complete the Tenant Improvements in an efficient manner as it constructs the Landlord Improvements, (bb) combine the construction schedule for the Tenant Improvements with the construction schedule for the Landlord Improvements, and to provide Landlord and Tenant with a copy of such combined schedule, and (cc) keep Landlord and Tenant advised of any changes to the construction schedule.

(v)    During construction of the Tenant Improvements, Landlord or the Contractor shall carry builder's risk insurance on the Tenant Improvements.

(vi)    Landlord shall cause the Contractor to construct the Tenant Improvements in a good and workmanlike manner, in accordance with all applicable laws and in substantial compliance with the Final TI Plans.

(vii)    From time to time during the course of construction of the Tenant Improvements, Tenant may request changes to the Final TI Plans and Specifications (each a “Tenant TI Change Order Request”, and collectively the “Tenant TI Change Order Requests”). Any Tenant TI Change Order Request shall be subject to the approval of Landlord, not to be unreasonably withheld. Within five (5) business days after receipt of a Tenant TI Change Order Request, Landlord shall notify Tenant in writing whether it is willing to approve the subject Tenant TI Change Order Request and if Landlord is not willing to approve such Request, such notice shall include Landlord’s reasons therefor. If Landlord advises Tenant that it is willing to approve the subject Tenant TI Change Order Request, Landlord’s notice shall include a memorandum setting forth the impact on cost and schedule resulting from such Tenant TI Change Order Request (each a “Tenant TI Change Order Memorandum”). Tenant shall, within five (5) business days following Tenant’s receipt of a Tenant TI Change Order Memorandum, either (i) execute and return the Tenant TI Change Memorandum, in which case the cost of such TI Change Order Request shall be deemed approved and the construction schedule shall be deemed modified automatically, all as set forth in the Tenant TI Change Order Memorandum, without further action from either party to take account of such Tenant TI Change Order Request; or (ii) retract its Tenant TI Change Order Request. A Tenant LI Change Order Request shall not become part of the Tenant Improvements unless a written Tenant TI Change Order Memorandum is signed by Landlord, Tenant, Architect and the Contractor approving the change. Once a Tenant TI Change Order Memorandum has been signed by Landlord, Tenant, the Contractor and Project Architect (and Ground Lessor approval of the change has been obtained if required), the Final TI Plans are deemed modified by the signed TI Tenant TI Change Order Memorandum.

(viii)    Tenant shall have access to the Premises at reasonable times during construction for the purpose of monitoring the construction of the Tenant Improvements, and Landlord and Tenant shall promptly inform each other in writing if either discovers any defects in or other problems with Contractor's construction work related to the Tenant Improvements. Tenant shall comply with any reasonable rules and procedures adopted by the Contractor regulating Tenant Improvements site visits.

(ix)    The procedures applicable to the Landlord Improvements for determining Substantial Completion, the development of a punchlist and completion of Punchlist Items, shall also apply to the Tenant Improvements.

(x)    Landlord agrees to (i) warrant all work performed with respect to the Tenant Improvements for a period of twenty-four (24) months from the Substantial Completion of the Tenant Improvements (the “Warranty Period”) and to correct all defects in such work (at Landlord’s sole cost and expense) of which Landlord receives written notice from Tenant during the Warranty Period; and (ii) to correct all defects and perform all repairs to the portion of the Landlord Improvements during the Warranty Period, at Landlord’s sole cost and expense. Landlord shall assign to Tenant all warranties (extended or otherwise) that apply to any systems servicing the Tenant Improvements which Tenant is responsible for maintaining under the terms of the Lease, or if such warranties are non-assignable, Landlord shall enforce said warranties on Tenant’s behalf. Landlord’s warranty obligations related to the Tenant Improvements shall not apply to defects or damages to any items subject to such warranties arising from or caused by Tenant’s neglect or misuse or arising from or caused by Tenant’s failure to comply with its obligations under this Lease.

          C.    Landlord will provide a Tenant Improvement Allowance ("Allowance") of forty-one dollars ($41.00) per rentable square foot which amount is included in the Base Rent and may be used at Tenant’s discretion for any expense incurred by Tenant related to the Premises, including, but not limited to, design, space planning, construction documents, construction, computer flooring, moving expenses, telephone and data cabling, systems furniture, kitchen equipment, high density filing systems, emergency generators, supplemental HVAC equipment or other soft costs. Notwithstanding the foregoing, Tenant acknowledges that the Allowance is subject to reduction pursuant to Section 2.K. The Allowance shall be first applied toward payment of all costs incurred by Landlord in connection with installation of the Tenant Improvements, and any remaining balance shall be applied to reimburse Tenant for any Tenant Improvement costs incurred by Tenant that have not been paid by Landlord. If the cost of Landlord’s construction of the Tenant Improvements is less than the amount of the Allowance, Landlord shall pay Tenant the difference within the later of (i) thirty (30) days following the Substantial Completion Date, or (ii) five (5) business days following the date Tenant provides Landlord with a written breakdown of the expenses incurred by Tenant related to the Premises to which Tenant will apply such Allowance payment. If the cost of Landlord’s construction of the Tenant Improvements is greater than the amount of the Allowance, Tenant shall pay Landlord the difference within the later of (i) thirty (30) days following the Substantial Completion Date, or (ii) five (5) business days following the date Landlord provides Tenant with a written breakdown of the costs of installing the Tenant Improvements.

          D.    Landlord shall permit Tenant and its representatives access to the Premises and the improvements prior to the Commencement Date to examine and inspect same. Tenant will be able to enter the Building ninety (90) days prior to the Commencement Date to prepare the Building for occupancy. Any early access will be at no cost to the Tenant. Access to the Building shall only be granted to installation companies that are compatible with Landlord’s union work force. The parties acknowledge that Tenant will have to work concurrently with Landlord to prepare the Premises for occupancy by the Commencement Date. Tenant and its representatives shall use diligent good faith efforts to avoid interfering with the work of Landlord and its contractors at the Premises. Tenant shall indemnify Landlord from all losses caused by the actions or negligence of Tenant and/or its representatives following such entry. Prior to entering upon the Premises, Tenant shall provide Landlord with evidence of the insurance coverages required to be maintained by Tenant under this Lease. The foregoing indemnity obligations shall not apply to the activities of the Contractor in its performance of the Tenant Improvements.

4.    Term.

A.    The initial term of this Lease shall be for the Initial Lease Term as described on the Basic Lease Data section, commencing on the Commencement Date described on the Basic Lease Data section. The term of this Lease shall expire at 11:59 p.m. on the day immediately prior to the ten year and six month anniversary of the Commencement Date; provided that in the event the ten year and six month anniversary of the Commencement Date falls on a date other than the last day of a calendar month, then the initial Lease Term shall extend from the Commencement Date through the last day of the calendar month during which said ten year and six month anniversary of the Commencement Date occurs. Notwithstanding the date set for the Commencement Date, the terms, provisions, covenants and conditions of this Lease (except Tenant’s obligation to pay Rent which shall not commence until the Commencement Date) shall apply and be binding upon Landlord and Tenant from and after the date hereof. For purposes of this Lease, the term “Lease Term” shall mean the Initial Lease Term, plus any extensions of such Initial Lease Term pursuant to this Lease.

B.    The term “Substantial Completion” or “Substantially Complete” means that (i) the Landlord Improvements and Tenant Improvements are complete in all material respects in accordance with the Final LI Plans and the Final TI Plans (with only such changes as were approved by Tenant in writing); (ii) approval of occupancy has been issued by Ground Lessor; (iii) the Project Architect and the Contractor have each executed and delivered to Tenant a Certificate of Substantial Completion with respect to the Landlord Improvements and the Tenant Improvements; (iv) the Landlord Improvements and Tenant Improvements are available for Tenant’s uninterrupted use and operation for the permitted use with all plumbing systems, electrical systems, heating, ventilating and air conditioning systems and equipment in good working order such that there would be no material interference with Tenant’s use and occupancy of the Landlord Improvements and Tenant Improvements caused by any incomplete work of Landlord required hereunder; and (v) the roadway from University Blvd. to Lauderdale Road has been completed substantially in accordance with all design and construction requirements of St. Louis County for public dedication of the said road, together with a temporary through connection to Hanley Road via Lauderdale Road and Geiger Road. Landlord covenants and agrees that the remaining portion of road from Lauderdale Road to Hanley Road shall be brought to County standards as soon as possible after acquisition of the right-of-way for same. The date on which the Landlord Improvements and Tenant Improvements are Substantially Complete pursuant to the foregoing is referred to as the "Substantial Completion Date". Notwithstanding the foregoing, as provided in Section 55 hereof, it is possible that Landlord may be delayed in completing a certain parking area and/or a certain parking facility serving the Building, and the non completion of such parking area and/or parking facility shall not be considered in determining whether the Landlord Improvements are Substantially Complete.

C.    If Substantial Completion has not been achieved by the Scheduled Date, then the Commencement Date and expiration date of the Lease shall be adjusted by the length of any such delay and Tenant shall be entitled to the following remedies, provided, however, that any delays caused by a “Tenant Delay” (defined below) or a “Force Majeure Event” (defined below), shall be excused:

(i)    Tenant will receive two (2) days free rent for every calendar day from the Scheduled Date until Substantial Completion is achieved (“Additional Free Rent”);

(ii)    If Substantial Completion has not occurred by the date that is ninety (90) days after the Scheduled Date, Tenant shall have the right to assume control over construction of the Landlord Improvements and the Tenant Improvements, upon thirty (30) days prior written notice to Landlord (the “Assumption Notice”); provided, that if the Project Architect certifies that Substantial Completion is possible within (90) days following the date the Assumption Notice is delivered to Landlord, and  Landlord provides reasonable evidence of its ability to achieve Substantial Completion within such 90-day period, then Tenant’s right of assumption shall not be exercisable unless Substantial Completion has not occurred by the end of such 90-day period. In the event that Tenant elects to assume control over construction of the Landlord Improvements and the Tenant Improvements pursuant to this Section 4.E(ii), Tenant shall diligently and in good faith pursue Substantial Completion. The assumption by Tenant of control over construction of the Landlord Improvements and the Tenant Improvements shall not stop liquidated damages (i.e., the Additional Free Rent) from continuing to accrue until Substantial Completion has been achieved nor shall it relieve Landlord of any liability for such liquidated damages; provided, however, that Tenant fulfills its obligation to proceed diligently and in good faith in pursuing Substantial Completion; and

(iii)    If Substantial Completion has not been achieved by the date that is one hundred twenty (120) days after the Scheduled Date, and Tenant has not previously assumed control over construction, then Tenant shall have the right to terminate the Lease upon written notice to Landlord (“Termination Notice”). Notwithstanding the foregoing, if within three (3) business days after receipt of a Termination Notice, this Lease shall not terminate and the parties’ rights and obligations hereunder shall remain in full force and effect if Landlord provides written notice to Tenant in which Landlord agrees to pay Tenant all holdover rent and other amounts payable by Tenant over and above the base rent and additional rent payable by Tenant as of the expiration date under the lease(s) for its current locations intended to be vacated upon completion of the Premises (which payment shall be in addition to the Additional Free Rent). If Landlord agrees to pay Tenant’s holdover rent and other amounts pursuant to the immediately preceding sentence, then upon the request of Tenant, Landlord shall agree to amend this Lease or provide or written assurances reasonably satisfactory to Tenant confirming the foregoing obligations of Landlord.

D.    As used herein, the term “Tenant Delay” shall mean any delay in the completion of the Landlord Improvements or Tenant Improvements caused by Tenant, including, without limitation, (i) Tenant's failure to meet any time deadlines specified in this Lease or to timely respond to any submittal or request requiring Tenant’s approval; (ii) change orders, but only to the extent any resulting delay is agreed upon by Landlord and Tenant and documented in writing pursuant to Sections 2.K or 3.A; and (iii) Tenant’s requirements for special work or materials, finishes or installations that are not readily available to Landlord and which are delivered at a time that causes a delay (Landlord will endeavor to identify any such items described in the Outline Plans and Specifications).

E.    Landlord and Tenant acknowledge that to ensure that the Scheduled Date is achievable, the following critical milestones need to be reached by the respective dates provided below:

        (i)    Plans and specifications for the Building and the other Landlord Improvements need to be sufficiently completed by October 24, 2005 to a point that allows Landlord to commence site work by November 1, 2005;

        (ii)    The Final LI Plans, consistent with the Outline Plans and Specifications described on Exhibit C, need to be substantially completed and approved by Landlord (such consent not to be unreasonably withheld, delayed or conditioned) and Ground Lessor (with respect to code compliance only) on or before December 31, 2005;

       (iii)    All required permits from governmental agencies and utilities having jurisdiction over the Premises (including, but not limited to, the Metropolitan Sewer District of St. Louis and the applicable fire protection district) required for construction of the Landlord Improvements shall be obtained prior to January 31, 2006 (it being acknowledged that Landlord shall have primary responsibility for obtaining such permits);

       (iv)    Tenant’s interior finish plan needs to be completed by Tenant and the Project Architect by February 15, 2006, and approved by Landlord (such consent not to be unreasonably withheld, delayed or conditioned); and

        (v)    All required permits from governmental agencies and utilities having jurisdiction over the Premises (including, but not limited to, the Metropolitan Sewer District of St. Louis and the applicable fire protection district) required for construction of the Tenant Improvements shall be obtained prior to April 1, 2006 (it being acknowledged that Landlord shall have primary responsibility for obtaining such permits).

Landlord and Tenant shall proceed diligently and in good faith to attempt to complete the aforesaid matters by the above milestone dates, with each party responding promptly with comments, changes and feedback. In addition, Landlord and Tenant shall proceed diligently and in good faith in working with the Project Architect in developing and agreeing upon the Final LI Plans and the Final TI Plans. In the event that any of the aforesaid matters have not been completed by the applicable milestone date, despite the parties’ diligent and good faith efforts, the Scheduled Date, Commencement Date and expiration date of the Lease shall be extended by the number of days the applicable milestone date has been delayed. The Scheduled Date shall also be extended by the number of days that construction of Landlord Improvements or Tenant Improvements is delayed by Force Majeure Events as defined in Section 29. Notwithstanding the foregoing, in the event of such delay, Landlord and Tenant shall cooperate with one another to accelerate the project schedule, to the extent practicable, to make up for lost time.

5.    Rent Commencement and Base Rent.

A.    Tenant's obligation to pay Rent (as hereinafter defined) under this Lease shall commence and accrue upon the Commencement Date, except that Landlord agrees that the first $2,123,000.00 in Base Rent due shall be abated. All Rent shall be paid to Landlord at the address set forth for payment of Rent in the Basic Lease Data Section of this Lease, subject to Landlord's right to change such address from time to time by notice to Tenant.

B.    The annual base rent (hereinafter referred to as the "Base Rent") payable for each Lease Year (as hereinafter defined) shall be paid in monthly installments in the amount(s) determined per Exhibit B and set forth in the Lease Memorandum, in advance and without any set off or deduction (except as otherwise provided in Section 45), beginning on the Commencement Date, and continuing on the first day of each calendar month during this Lease Term. Base Rent shall be prorated for any partial calendar month that Tenant leases the Premises.

C.    As used herein, the term "Rent" shall mean and refer both to the Base Rent provided hereunder and Additional Rent. The term "Additional Rent" shall mean any and all payments to be made by Tenant under this Lease, other than Base Rent, including but not limited to Tenant's share of Taxes (as described in Section 6), Tenant's share of the cost of the Tenant Improvements (if owed to Landlord), interest, late charges, attorney's fees and any amounts or costs expended or incurred by Landlord in curing or by reason of any default of Tenant. Additional Rent shall be deemed for the purpose of securing the collection thereof to be additional rent hereunder, whether or not the same be designated as such, and shall be due and payable at the time provided in this Lease, and if no such time is provided it shall nevertheless be collectible as additional rent on demand or together with the next succeeding installment of Base Rent, whichever shall first occur; and Landlord shall have the same rights and remedies upon Tenant's failure to pay the same as for the non-payment of the Base Rent.

D.    As used herein, the term "Lease Year" shall mean and refer to the periods of twelve (12) consecutive calendar months commencing on the Commencement Date (provided that if the Commencement Date falls on a date other than the first day of a calendar month, then the first Lease Year shall consist of the partial calendar month in which the Commencement Date occurs plus the 12 full calendar months thereafter), and the remaining Lease Years shall be the successive periods of 12 full calendar months following the expiration of the first Lease Year, and continuing until the expiration or termination of this Lease Term. Notwithstanding the foregoing, the 11th Lease Year shall mean the 6-month period extending from the 1st day following the expiration of the 10th Lease Year through the date that is the last day of the 6th full calendar month thereafter.

E.    If Tenant shall fail to pay to Landlord any Rent or other charge due Landlord hereunder on the due date thereof, and such failure continues for two (2) business days following Landlord’s notice to Tenant of such failure, Tenant shall be assessed a late fee in an amount equal to five percent (5%) of the delinquent amount owed Landlord. Notwithstanding the foregoing, Landlord shall not be required to provide such written notice on more than two (2) occasions during any consecutive twelve (12) month period. The late charge is a one time charge that can be added by the Landlord to each applicable payment and is intended to compensate Landlord for the extra time and trouble it incurs in dealing with late payments. Pursuant to Section 15.E of the Lease, the Landlord may charge interest on late payments, in addition to charging a late fee on such late payments (such interest compensates Landlord for money that Landlord could have earned on Tenant's payment if Tenant's payment had been paid when it was due).

6.    Taxes.

A.    As provided in further detail in Section 50 hereof, in connection with Landlord’s commitment under this Lease to construct the Road Improvements, Landlord intends to seek municipal financing benefits under the Missouri Transportation Development District Act (“TDD”) and/or other economic development programs to assist Landlord and St. Louis County in the funding of the Road Improvements. Tenant agrees to cooperate with Landlord’s efforts to obtain such benefits, subject to the provisions of Section 50. As part of Landlord’s efforts to obtain such benefits, and as part of Tenant’s cooperation obligations in this Section A and in Section 50, Landlord and Tenant agree to the provisions of Sections 6.B through 6.J below.

B.    For the tax years 2007 through 2016, Tenant shall pay to Landlord, as additional rent, fifty percent (50%) of the real and personal property Taxes (defined below) that would otherwise be payable to each taxing jurisdiction had the Premises and Tenant’s personal property in the Premises not otherwise been exempt from taxation using as the basis for such calculation either the assessed value of the Premises as determined by the St. Louis County Tax Assessor (“Assessor”) (subject to Tenant’s right to appeal such assessment) or the assessed value as determined by the appraisal procedure set forth in subparagraph F below. All such amounts attributable to personal property taxes shall be timely paid by Landlord to the St. Louis County Collector of Revenue as a payment in lieu of taxes (“PILOT”) for distribution to the taxing jurisdictions in the same manner and in the same proportion as taxes on the Tenant’s personal property in the Premises would have been distributed in each year had the Premises not been exempt from taxation.

C.    For tax years 2017 and beyond, Tenant shall pay to Landlord, as additional rent, one hundred percent (100%) of the real and personal property Taxes that would otherwise be payable to each taxing jurisdiction had the Premises not otherwise been exempt from taxation using as the basis for such calculation either the assessed value of the Premises as determined by the Assessor (subject to Tenant’s right to appeal such assessment) or the assessed value as determined by the appraisal procedure set forth in subparagraph F below. At least fifty percent (50%) of all such amounts attributable to personal property taxes shall be timely paid by Landlord to the St. Louis County Collector of Revenue as a PILOT for distribution to the taxing jurisdictions in the same manner and in the same proportion as taxes on Tenant’s personal property in the Premises would have been distributed in each year had the Premises not been exempt from taxation.

D.    Landlord shall apply the above additional rent payments attributable to real property taxes to TDD assessments or similar assessments against the Premises. If the Premises is subject to TDD assessments or similar assessments over and above such additional rent payments, Landlord shall pay such excess amounts without reimbursement from Tenant.

E.    Commencing in tax year 2007 and continuing in all subsequent years until the Ground Lease is terminated, Landlord shall obtain from the St. Louis County Assessor, as soon as reasonably available, (i) a list of each taxing jurisdiction within whose boundaries the Property is situated and the current tax levy of each such taxing jurisdiction; and (ii) the Assessor’s most recent assessed valuation of the real and personal property comprising the Premises in accordance with Article X, Section 4(b) of the Missouri Constitution and Section 137.115, RSMo, as amended. Landlord shall notify Tenant of such assessed valuation in writing promptly following Landlord’s receipt thereof, and shall provide copies of any supporting documentation provided by the Assessor to Landlord relating to such valuation.

F.    If Tenant does not agree with the assessed valuation for any particular year, as determined by the Assessor and provided to Tenant pursuant to subparagraph D above, and so notifies Landlord in writing by the deadline for appealing such valuation, Tenant, at Tenant's expense, may appeal such assessment to the County Board of Equalization and the State Tax Commission, as applicable, in the manner provided under Missouri law, and Landlord agrees to lend Tenant all reasonable cooperation in connection with said contest. Pending resolution of the contest, Tenant shall have the right to make payments in respect of Taxes or increases challenged by Tenant “under protest”. If the term of this Lease terminates during any time such a contest is pending and, thereafter, such contest results in a refund, then Tenant shall be entitled to receive the amount of any such refund to the extent it relates to the periods preceding such termination of the term of this Lease.

G.    If (i) the Board of Equalization or the State Tax Commission determines that, because the Premises is exempt from ad valorem taxation, they do not have jurisdiction to hear Tenant’s appeal pursuant to Section 6.F above, or (ii) for any reason the Assessor has not made available an assessed valuation for the Premises not later than ten (10) business days prior to the deadline for appealing valuations in St. Louis County, the following procedures shall apply:

(1)    In each reassessment year, Landlord and Tenant shall meet in an effort to negotiate in good faith the assessed valuation of the Premises for the current and following tax years it being the intent of the parties to reassess the Premises on the same timeframe as reassessments are performed in St. Louis County which at the present time occurs in each odd-numbered year.

(2)    If Landlord and Tenant have not agreed upon the assessed valuation of the Premises by July 1 of any calendar year, then Landlord and Tenant shall attempt to agree on a single appraiser to determine the assessed value of the Premises. If Landlord and Tenant have not been able to agree on a single appraiser by July 1, then Landlord and Tenant shall each, by July 15, appoint an appraiser licensed by the State of Missouri to perform real estate appraisals (each of whom shall also be a member of the Appraisal Institute carrying the designation of “M.A.I.”), and, if the personal property assessment is challenged, a qualified equipment appraiser. Each party shall notify the other party in writing of the appraiser(s) appointed pursuant to this subparagraph. If either party fails to appoint an appraiser by the date specified, the remaining appraiser(s) shall carry out the duties imposed upon them pursuant to this subparagraph.

(3)    The appraisers shall, by September 1, examine the Premises and each render an opinion in writing to each party regarding the assessed valuation of the Premises, using the same methodology and taking into account all factors considered by the Assessor of St. Louis County in his assessment of the same class of property during the applicable tax year.

(4)    If the appraisals of the Premises prepared by the appointed appraisers are within ten percent (10%) of the lower appraisal, then the assessed value of the Premises shall be the average of the two appraisals. If the appraisals of the Premises prepared by the appraisers are not within ten percent (10%) of the lower appraisal, and if the appraisers cannot agree as to the assessed valuation of the Premises by September 1, then they collectively shall appoint a licensed real estate appraiser and an additional qualified equipment appraiser if the personal property assessment is challenged. The appraisers shall notify each party of their appointment(s) by October 1. The appraiser(s) appointed under this paragraph shall, by December 1, render an opinion in writing to each party regarding the assessed valuation of the respective real or personal property portion of the Premises. If such appraisers cannot agree on an assessed valuation, and if the reason for the appointment of the appraisers is that the Assessor has not made available an assessed valuation for the Premises for the year in question, then the third appraiser appointed shall unilaterally render such an opinion by December 10.

(5)    Landlord and Tenant shall pay the fees and expenses of appraiser(s) appointed by them pursuant to Section 6.G(2) and shall each pay fifty percent (50%) of the fees of the appraiser appointed pursuant to Section 6.G(4) incurred by such appraisers in carrying out their duties under the Ground Lease.

H.    Each party agrees to cooperate in all respects to enable the appraisers to undertake the duties specified herein within the dates specified. Nevertheless, if the appraisers appointed pursuant to Section 6.G above have not determined an assessed valuation by the dates specified therein, and if the reason for the appointment of the appraisers is the Board of Equalization or the State Tax Commission determined that they do not have jurisdiction to hear Tenant’s appeal as provided above, then the valuation of the Premises determined by the Assessor pursuant to Section 6.E above shall be the assessed valuation for such year. However, if the reason for the appointment of the appraisers is that the Assessor has not made available an assessed valuation for the Premises for the year in question, then the opinion of the third appraiser rendered pursuant to Section 6.E(4) shall govern for purposes of the payment required pursuant to Section 6.A above.

I.    “Taxes" (as such term is used herein) shall include, without limitation, any tax, assessment or similar governmental charge imposed against the Property (including any tax or special assessment assessed against Landlord's leasehold estate under the Ground Lease, and any tax or special assessment that Landlord is obligated to pay pursuant to the terms of the Ground Lease). Taxes, as herein contemplated, are predicated on the present system of taxation in the State of Missouri. Therefore, if due to a future change in the method of taxation, any rent, franchise, use, profit or other tax shall be levied against Landlord in lieu of any charge which would otherwise constitute a Tax, such rent, franchise, use, profit or other tax shall be deemed to be a Tax for the purposes herein. In the event Landlord is assessed with a Tax which Landlord, in its sole discretion, deems excessive, Landlord may (but is not obligated to) challenge said Tax or may defer compliance therewith to the extent legally permitted. “Taxes” (as used herein) shall also include any tax, assessment or similar charge assessed by the Assessor against Tenant’s personal property situated in the Premises. Notwithstanding the foregoing, Taxes shall not include income or other taxes measured or determined based upon Landlord's income, or on income derived from mortgages or deeds of trust encumbering the Premises, or on any gain realized by Landlord in connection with the sale of the Premises (except to the extent the same may be assessed or levied in substitution for ad valorem real estate taxes).

J.    Tenant's share of Taxes shall be payable to Landlord in monthly installments, in advance, due on the first of each month, in an amount reasonably estimated from time to time by Landlord. Not later than ninety (90) days following the end of each calendar year, Landlord shall deliver a statement to Tenant setting forth Tenant's actual obligation for Taxes for the preceding calendar year, and the total amount of monthly payments paid by Tenant to Landlord. In determining Tenant’s obligation for Taxes for the preceding calendar year, the assessed value as determined by the Assessor, or the appraised value determined in accordance with Section 6.G, shall be determinative as to the amount of Taxes due and payable. In the event Tenant's actual obligation exceeds Tenant's payments, Tenant shall pay the difference to Landlord on the date which is the later of: (i) ten (10) days after receipt of Landlord's statement, or (ii) with the next installment(s) of Additional Rent due under this Lease after receipt of Landlord's statement. Conversely, in the event Tenant's total payments exceed Tenant's actual obligation, Landlord shall credit the overpayment against the next installment(s) of Rent due under this Lease. Tenant shall have sixty (60) days from receipt of Landlord’s statement within which to accept or contest said Landlord’s statement. Absent written notice from Tenant to Landlord within such 60-day period, Landlord’s statement shall be deemed accepted by Tenant and the amount shown thereon shall be paid or credited by Landlord to Tenant or paid to Landlord by Tenant, as the case may be. If Tenant makes any objection(s) to Landlord’s said statement as aforesaid, Landlord or Tenant, as the case may be, shall pay all non-disputed sums to the other in the manner set forth above, and Landlord and Tenant promptly commence good faith negotiations to resolve any remaining differences between them.

K.    Notwithstanding the foregoing provisions of this Section 6, Tenant acknowledges that Landlord and Ground Lessor contemplate establishing an escrow administered by a third party escrowee to receive and apply the additional rent payments made by Tenant pursuant to this Section 6. Landlord and Ground Lessor may jointly notify Tenant in writing that such an escrow has been established, in which event such notice shall be accompanied by a copy of the escrow agreement governing such escrow. Such escrow agreement, and any amendments thereto, shall be subject to the review and approval of Tenant, not to be unreasonably withheld, conditioned or delayed. In no event shall the terms of any such escrow agreement materially expand Tenant’s obligations or diminish Tenant’s rights under this Section 6. Following Tenant’s receipt of a notice of the establishment of such an escrow and Tenant’s approval of the escrow agreement governing such escrow (all pursuant to the foregoing provisions of this Section 6.K), Tenant agrees to make the payments required under this Section 6 to the third party escrowee designated by Landlord and Ground Lessor in such notice. If such escrow is established and the additional rent payments under this Section 6 are made to such escrow pursuant to this Section 6.K, Landlord and Tenant agree that neither of them may thereafter change the manner in which Tenant’s additional rent payments under this Section 6 are made, except pursuant to a written agreement executed by Landlord and Ground Lessor and reasonably acceptable to Tenant.

7.  Common Areas.     So long as Tenant is leasing all of the space in the Building, Tenant shall have the exclusive right to use the entire Premises, subject to the provisions of this Lease and subject to the rights of access of Landlord under this Lease. If, however, Tenant exercises any of its “give back rights” under this Lease, then Landlord shall have the right to reasonably designate “Common Areas”, which shall mean all areas, space, facilities, equipment and signs made available by Landlord in the Building or on the Property for the common and joint use and benefit of Tenant and other tenants and permittees of Landlord, and their respective employees, agents, subtenants, concessionaires, licensees, customers, and other invitees, and may include the sidewalks, parking areas, driveways, yard area, landscaped areas, lobbies, restrooms, stairs, ramps, elevators, exits and/or service corridors, to the extent not contained within any area exclusively appropriated for the use of any occupant. If Common Areas are designated by Landlord, then Landlord also reserves the right to impose reasonable rules and regulations relating to use of the Common Areas; to construct, maintain and operate lighting and other facilities, equipment and signs on all of the Common Areas; and to close temporarily all or any portion of the Common Areas for the purpose of making repairs or changes thereto. If Common Areas are designated by Landlord, Tenant is hereby given a license (in common with all others to whom Landlord has or may hereafter grant rights) to use, during the Lease Term, the Common Areas as they may now or at any time during the Lease Term exist; provided, however, that if the size, location or arrangement of such Common Areas or the type of facilities at any time forming a part thereof are changed or diminished, Landlord shall not be subject to any liability therefor, nor shall Tenant be entitled to any compensa-tion or diminution or abatement of Rent therefor, nor shall such change or diminution of such areas be deemed a constructive or actual eviction.

8.    Landlord's Repairs and Services.    Throughout the Term, Landlord shall be responsible for providing the following services at Landlord’s sole cost and expense which expenses shall not be included in the calculation of Additional Rent hereunder: all exterior building repairs (including sub-surface water penetration), maintenance and replacement of roof, roofing systems, exterior walls, windows, structural members, footings and foundations, floors, gutters and downspouts, trunk utility lines (until accepted for dedication by applicable utility companies), sidewalks and curbs and parking facilities (excepting any damage caused by the negligence or willful misconduct of Tenant or Tenant's employees, agents or invitees). If Tenant observes a need for any repairs or maintenance required to be performed by Landlord under this Lease, it shall promptly notify Landlord. In the event that Tenant gives back space to Landlord pursuant to Section 40, Landlord may have additional responsibilities to provide services as described in Sections 40 and 51.

9.    Services and Utilities.    Subject to Section 9.E below, throughout the Term, Tenant shall be responsible for providing the following items at its sole cost and expense:

A.    Landscaping, snow removal, trash pick up and collection, and any other outside maintenance not included by the Landlord.

B.    Janitorial.

C.    Utilities, including HVAC and utility services used by Tenant at the Premises, such as electricity, gas, water and sewer. Tenant shall contract directly with the utility companies for all utility services it requires, and Landlord shall install separate meters for the Premises to measure Tenant's usage of such services. Except to the extent utility interruptions occur as a result of the negligence or willful misconduct of Landlord, Landlord shall not be liable for the quality, quantity, failure or interruption of utility services to the Premises, nor shall any interruption in utility services affect Tenant's obligations to pay Rent hereunder. In the event a utility interruption occurs due to Landlord’s negligence or willful misconduct, and as a result thereof, the Premises becomes untenantable (meaning that Tenant is unable to use the Premises in the normal course of its business) for more than three (3) consecutive business days after receipt of notice (which may be verbal if communicated to Landlord's property manager for the Building) from Tenant, Base Rent shall abate on a per diem basis for each day after such three (3) business day period during which the Premises remains untenantable.

D.    Interior maintenance including inside surfaces, ceilings, doors, and lighting, mechanical, electrical and plumbing systems.

E.    In the event that Tenant gives back space to Landlord pursuant to Section 40, there may be modifications to this Section made pursuant to a written amendment to this Lease signed by Landlord and Tenant as required by Section 40.

F.    Tenant shall have access to the Premises on a twenty-four (24) hours per day, seven (7) days per week basis.

10.    Insurance.

A.    Throughout the Term, Landlord will maintain (a) a so called "all-risk" property insurance policy covering the Property (at its full replacement cost) including such other charges deemed necessary by the Landlord, but excluding Tenant's personal property, with a deductible which will not exceed $250,000 and (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees, with minimum limits of $2,500,000 per occurrence and $2,500,000 general aggregate and (c) rent loss insurance, with limits that are required by any lender(s) of Landlord, or as are otherwise reasonably determined by Landlord (collectively, “Landlord’s Policies”). All Landlord's Policies will (a) be issued by an insurance company with a Best rating of A-:VIII or better and otherwise reasonably acceptable to Tenant and will be licensed to do business in the state where the Premises is located; (b) provide that said insurance will not be canceled or materially modified unless 30 days' prior written notice will have been given to Tenant and (c) otherwise be in such form, and include such coverage’s, as Tenant may reasonably require. Landlord will provide Certificates of Insurance, in a form reasonably acceptable to Tenant, evidencing said Landlord's Policies, to Tenant upon commencement of the Lease and renewals thereof will be delivered at least 10 days prior to the expiration of each Policy.

B.    Tenant will purchase, at its own expense, and keep in force at all times during this Lease (a) "all-risk" property insurance policy covering Tenant's personal property and all tenant improvements, at its full replacement cost, with a deductible that will not exceed $250,000 and (b) commercial general liability insurance, including personal injury and property damage, in the amount of not less than $2,500,000 per occurrence and $2,500,000 general aggregate, and (c) comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises or Property in the amount of not less than $1,000,000, combined single limit (collectively, “Tenant's Policies”). The Tenant's Policies will name Landlord, Landlord's property manager, Landlord's lender and any party holding an interest to which this Lease may be subordinated as additional insureds. All Tenant's Policies will (a) be issued by an insurance company with a Best rating of A-:VIII or better and otherwise reasonably acceptable to Landlord and will be licensed to do business in the state where the Premises is located; (b) provide that said insurance will not be canceled or materially modified unless 30 days' prior written notice will have been given to Landlord and (c) otherwise be in such form, and include such coverage’s, as Landlord may reasonably require. Tenant will provide Certificates of Insurance, in a form reasonably acceptable to Landlord, evidencing said Tenant's Policies, to Landlord upon commencement of the Lease and renewals thereof will be delivered prior to the expiration of each Policy.

C.    Both Landlord and Tenant will purchase and maintain, throughout the Term, workers' compensation insurance per the applicable state statutes covering all its employees.

D.    To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other, and any right to recover against the property manager for the Property, or against the officers, directors, shareholders, partners, joint venturers, employees, agents, managers, clients or business visitors of either party for (a) damages to property, (b) damages to all or any portion of either or both of the Premises and the Property, (c) claims arising by reason of the foregoing, to the extent such damages and claims are insured against, or required to be insured against, by Landlord or Tenant under this Lease or (d) claims paid by Landlord or Tenant's workers' compensation carrier. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease will include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

E.    In the event Tenant's use of the Premises shall result in an increase in Landlord's insurance premiums, Tenant shall pay to Landlord within fifteen (15) days after demand, as Additional Rent, an amount equal to such increase in insurance, provided this Section 10.E shall not be applicable so long as Tenant is only using the Premises for general office use.

11.    Damage or Destruction.

A.    If at any time prior to the Commencement Date, the Premises are damaged or destroyed by casualty Landlord shall give Tenant written notice ("Landlord's Pre-Commencement Repair Notice") within thirty (30) days after the damage occurs advising Tenant whether or not, in Landlord's reasonable opinion, the damages from such casualty will delay the Substantial Completion Date by more than one hundred eighty (180) days beyond the then-current scheduled Substantial Completion Date. If Landlord’s Pre-Commencement Repair Notice states that in Landlord's reasonable opinion, the damages from such casualty will so delay the then-current scheduled Substantial Completion Date, then (i) Landlord may terminate this Lease, provided Landlord notifies Tenant of such termination within the same 30-day period that Landlord’s Pre-Commencement Repair Notice is to be given, and (ii) if Landlord has not elected to so terminate this Lease, Tenant may terminate this Lease by giving Landlord written notice thereof within thirty (30) days following the its receipt of Landlord’s Pre-Commencement Repair Notice. If at any time after the Commencement Date, the Premises are damaged or destroyed by casualty Landlord shall give Tenant written notice ("Landlord's Post-Commencement Repair Notice") within thirty (30) days after the damage occurs advising Tenant whether or not, in Landlord's reasonable opinion, the damages from such casualty can be repaired within one hundred eighty (180) days from the date of said casualty. If Landlord’s Post-Commencement Repair Notice states that in Landlord's reasonable opinion, the damages from such casualty cannot be repaired within such 180-day period, then (i) Landlord may terminate this Lease, provided Landlord notifies Tenant of such termination within the same 30-day period that Landlord’s Post-Commencement Repair Notice is to be given, and (ii) if Landlord has not elected to so terminate this Lease, Tenant may terminate this Lease by giving Landlord written notice thereof within thirty (30) days following the its receipt of Landlord’s Post-Commencement Repair Notice.

B.    In the event that a casualty occurring after the Commencement Date renders the Premises untenantable or prevents access to the Premises for any period, the Rent due for such period shall be abated; and in the event only a portion of the Premises is rendered untenantable and access to the Premises is not prevented, Tenant's Rent shall be equitably abated in proportion to that portion of the Premises which is rendered untenantable, provided that no abatement shall be allowed pursuant to this sentence unless the conditions making the Premises fully or partially untenantable exist for at least three (3) consecutive business days. Abatement shall continue until Landlord has substantially completed its repair and restoration obligations pursuant to Section 11.D or Section 11.E below, whichever is applicable.

C.    If this Lease is not terminated by either party due to a pre-Commencement Date casualty pursuant to the terms of Subsection A above, this Lease shall remain in full force and effect, and Landlord shall proceed with all due diligence to repair, restore and/or rebuild and complete the Landlord Improvements and the Tenant Improvements. Notwithstanding the foregoing, if Landlord does not substantially complete such obligations under this Section 11.C (“Landlord’s Section 11.C Restoration Obligations”) within one hundred eighty (180) days beyond the date that was the scheduled Substantial Completion Date on the date of the casualty, plus any additional days that such construction is delayed due to force majeure (as defined in Section 29), Tenant shall have the right to assume control over Landlord’s Section 11.C Restoration Obligations, upon thirty (30) days prior written notice to Landlord. In the event that Tenant elects to assume control over Landlord’s Section 11.C Restoration Obligations, (i) Tenant shall diligently and in good faith pursue substantial completion of Landlord’s Section 11.C Restoration Obligations, (ii) all insurance proceeds for such restoration shall be made available to Tenant for such purpose, and (iii) Landlord shall be liable for all costs reasonably incurred by Tenant (over and above available insurance proceeds) in undertaking such restoration.

D.    If this Lease is not terminated by either party due to a post-Commencement Date casualty pursuant to the terms of Subsection A above, this Lease shall remain in full force and effect, and Landlord shall proceed with all due diligence to repair and restore the Premises (except as otherwise provided in this Lease) substantially to the condition thereof immediately prior to such damage or destruction (exclusive of the Tenant Improvements and other tenant improvements made by Tenant, Tenant's trade fixtures, equipment, decorations, signs, inventory and contents), subject to the terms, conditions, requirements and provisions hereinafter set forth in this Section 11. Tenant shall be solely responsible for restoring the Tenant Improvements and other leasehold improvements made by Tenant. Notwithstanding the foregoing, if Landlord does not substantially complete its restoration obligations under this Section 11.D (“Landlord’s Section 11.D Restoration Obligations”) within two hundred forty (240) days from the date of the subject casualty, plus any additional days that such restoration is delayed due to force majeure (as defined in Section 29), Tenant shall have the right to assume control over Landlord’s Section 11.D Restoration Obligations, upon thirty (30) days prior written notice to Landlord. In the event that Tenant elects to assume control over Landlord’s Section 11.D Restoration Obligations, (i) Tenant shall diligently and in good faith pursue substantial completion of Landlord’s Section 11.D Restoration Obligations, (ii) all insurance proceeds for such restoration shall be made available to Tenant for such purpose, and (iii) Landlord shall be liable for all costs reasonably incurred by Tenant (over and above available insurance proceeds) in undertaking such restoration.

E.    Notwithstanding the provisions of Sections 11.A and 11.D above, if during the final year of the Lease Term, (i) the Premises are damaged or destroyed by casualty, and (ii) at least one third (1/3rd) of the Premises are made untenantable as a result of such casualty, Landlord shall give Tenant written notice ("Landlord's Final Year Repair Notice") within five (5) business days after the damage occurs, advising Tenant whether or not, in Landlord's reasonable opinion, the damages from such casualty can be repaired within an amount of time from the date of said casualty equal to or less than ten percent (10%) of the number of days remaining in the Lease Term from the date of said casualty. If Landlord’s Final Year Repair Notice states that in Landlord's reasonable opinion, the damages from such casualty cannot be repaired within such 10% time frame, then (i) Landlord may terminate this Lease, provided Landlord notifies Tenant of such termination within the same 5-business day period that Landlord’s Final Year Repair Notice is to be given, and (ii) if Landlord has not elected to so terminate this Lease, Tenant may terminate this Lease by giving Landlord written notice thereof within five (5) business days following the its receipt of Landlord’s Repair Notice. However, if Landlord elects to so terminate this Lease during the final year of the Lease Term, Tenant may nullify such termination if Tenant has one or more renewal options remaining and elects to exercise said option within fifteen (15) days after Landlord’s termination notice. If this Lease is not terminated by either party pursuant to the terms of this Section 11.E, this Lease shall remain in full force and effect, and Landlord shall proceed with all due diligence to repair and restore the Premises substantially to the condition thereof immediately prior to such damage or destruction (exclusive of the Tenant Improvements and other tenant improvements made by Tenant, Tenant's trade fixtures, equipment, decorations, signs, inventory and contents) subject to the terms, conditions, requirements and provisions hereinafter set forth in this Section 11. Tenant shall be solely responsible for restoring the Tenant Improvements and other leasehold improvements made by Tenant. However, if Landlord does not substantially complete its restoration obligations under this Section 11.E (“Landlord’s Section 11.E Restoration Obligations”) within such 10% time frame, plus any additional days that such restoration is delayed due to force majeure (as defined in Section 29), Tenant shall have the right to terminate this Lease upon written notice to Landlord. Notwithstanding the foregoing provisions of this Section 11.E, if pursuant to the foregoing provisions of this Section 11.E, Tenant has nullified Landlord’s termination of this Lease by exercising one of Tenant’s renewal options, the provisions of Section 11.D shall apply to Landlord’s and Tenant’s respective restoration obligations.

F.    If any damage or destruction of the Premises is covered by insurance, then Tenant and Landlord shall fully cooperate in filing all necessary proofs of claim with insurance companies. If pursuant to Section 11.C, 11.D or 11.F, Landlord is obligated to perform Landlord’s Section 11.C Restoration Obligations, Landlord’s Section 11.D Restoration Obligations or Landlord’s Section 11.E Restoration Obligations, as applicable, and if pursuant to Section 11.D or 11.F, Tenant is required to restore the Tenant Improvements and its other leasehold improvements, then all proceeds of insurance shall be deposited into escrow with a title insurance company or other construction escrow disbursing agent reasonably satisfactory to Landlord and Tenant and such insurance proceeds may only be used to pay for the costs of restoration, with any unused proceeds for Landlord’s Section 11C Restoration Obligations, Landlord’s Section 11.D Restoration Obligations or Landlord’s Section 11.E Restoration Obligations, as applicable, being payable to Landlord and any unused proceeds for restoration of the Tenant Improvements being payable to Tenant. Insurance proceeds payable with respect to property that is to be repaired or replaced shall be made available to the party that is responsible for repairing or replacing said property, provided that the disbursement of such insurance proceeds shall be subject to a disbursement agreement reasonably acceptable to Landlord, Tenant and the title company holding the insurance proceeds. Notwithstanding the foregoing, if the documents governing Landlord’s financing of the Premises require that the lender control the disbursement of the insurance proceeds for Landlord’s Section 11.C Restoration Obligations, Landlord’s Restoration Section 11.D Obligations or Landlord’s Section 11.E Restoration Obligations, as applicable, then such documents shall govern such disbursement of such proceeds, provided they are reasonable and require the insurance proceeds for Landlord’s Section 11.C Restoration Obligations, Landlord’s Section 11.D Restoration Obligations or Landlord’s Section 11.E Restoration Obligations, as applicable, be applied toward completing the applicable restoration obligations of Landlord.

G.    In the event either party should elect to terminate this Lease pursuant to Section 11.A above or Section 11.E above, as applicable, the effective date of such termination shall be the later of: (i) the date of said casualty, or (ii) the date Tenant vacates the Premises in the event that Tenant continues to use part of the Premises after the date of the casualty. In the event this Lease is terminated, the parties shall have no further obligations to the other, except for those obligations accrued through the effective date of such termination and except for obligations which survive termination of this Lease as per Section 33.O; and, upon such termination, Tenant shall immediately surrender possession of the Premises to Landlord.

H.    Notwithstanding any provision of this Section 11 to the contrary, if Landlord reasonably determines that the proceeds from Landlord’s insurance available for performing Landlord’s Section 11.C Restoration Obligations, or Landlord’s Section 11.D Restoration Obligations or Landlord’s Section 11.E Restoration Obligations, as applicable, are insufficient by more than Two Hundred Fifty Thousand Dollars ($250,000.00) to pay the costs of such Obligations (excluding any applicable deductible), whichever applicable, and such shortfall is not attributable to Landlord’s failure to discharge its obligations under Section 10 of this Lease, Landlord shall have the right to terminate this Lease upon written notice to Tenant given within thirty (30) days after the damage occurs, which notice shall state the amount that such insurance proceeds are insufficient; provided, however, that Tenant shall have the right to nullify such termination if Tenant agrees to pay the amount of such insufficient proceeds in excess of $250,000.00. If Tenant so nullifies Landlord’s termination, Landlord shall be required to supplement its insurance proceeds referenced in Section 11.F by $250,000.00, and Tenant shall be required to supplement Landlord’s insurance proceeds referenced in Section 11.F by the amount of the insufficiency in excess of $250,000.00 (as provided in Landlord’s termination notice).

12.    Landlord's Rights.

A.    Landlord may close the Property, or portions thereof, in emergency situations as reasonably determined by Landlord, and during periods of general construction, during which times admittance may be gained only under such reasonable regulations as may be prescribed by Landlord.

B.    Landlord may enter the Premises at reasonable times following reasonable advance notice to Tenant, to examine or show the same to existing or prospective fee owners or third party tenants, ground lessors, mortgagees, or Landlord's insurance carriers and by request of any governmental agency.

C.    Upon reasonable advance written notice to Tenant (except in an “Emergency” when no notice shall be required), Landlord may enter the Premises for inspection purposes, or perform any maintenance, repairs, replacements or alterations for the benefit of the Property or any other tenant. To this end, Landlord retains such license or easement in and through the Premises as shall be reasonably required by Landlord. Landlord retains an easement above the drop ceiling, below the floor and inside the walls of the Premises to install, repair, operate and replace such pipes, duct work, conduits, utility lines, wires and other items as Landlord may install from time to time to serve the Building and other tenants in the Building (if applicable). For purposes of this Lease, an “Emergency” shall mean a condition that creates an immediate threat of material damage to person or property. Except in the event of an Emergency, all entries onto the Premises by Landlord shall be made in accordance with a schedule that Landlord and Tenant have approved prior to such entry. Landlord shall use good faith, reasonable efforts to cause all inspection and maintenance work to be performed in such a manner as to minimize any interference with Tenant’s business at the Premises.

D.    Landlord may temporarily close portions of the Property or may temporarily suspend certain building services to facilitate the proper maintenance and repair of the Property; provided however, that except in the case of an Emergency, any temporary closure of any portion of the Premises or temporary suspension of building services to facilitate the proper maintenance and repair of the Property shall be coordinated in advance with Tenant to minimize any disruption to Tenant’s operations at the Premises..

E.    Landlord has established certain Rules and Regulations with respect to the Property, as more fully set forth on Exhibit D, attached hereto and made a part hereof. Landlord reserves the right to establish additional Rules and Regulations, or make amendments thereto, from time to time if, in Landlord's reasonable opinion, Landlord determines the same to be necessary for the orderly operation of the Property. Tenant shall comply with such Rules and Regulations; provided they are applied in a manner that does not unfairly discriminate against Tenant.

F.    Notwithstanding any provision of this Section 12 to the contrary, Tenant shall have the right to have its representative accompany Landlord during any entry by Landlord or its designees on the Premises (except in an Emergency, as to which entry may occur if a representative of Tenant is not then present), and access to any special security areas created by Tenant shall comply with all applicable laws and regulations of any governmental authority having jurisdiction over such areas, including without limitation, the regulations of the United States Food and Drug Administration and Drug Enforcement Agency, and shall occur only with a representative of Tenant present at all times and shall be subject to such regulations.

13.    Tenant's Alterations and Repairs.

A.    Except for Landlord's obligations under Section 8, Tenant shall keep the Property in good repair, without expense to Landlord; and, subject to the provisions of Sections 11 (regarding casualty) and 19 (regarding condemnation), upon the termination of this Lease, Tenant shall return the Property to Landlord, together with all of Tenant's keys, in the same condition as when received, reasonable wear and tear excepted. In the event Tenant should fail to make any repairs that Tenant is required to make pursuant to the terms of this Lease promptly and adequately within thirty (30) days after Landlord's written demand, Landlord may make such repairs, whereupon Tenant shall reimburse to Landlord the cost of such repairs, as Additional Rent, payable within ten (10) business days after Tenant's receipt of Landlord's invoice therefor; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said 30-day period and thereafter diligently completes the required action within a reasonable time. Notwithstanding the foregoing, in the event Tenant should fail to make any repairs that Tenant is required to make pursuant to the terms of this Lease and such repairs are necessary to abate an Emergency, Landlord shall have the right to make such repairs without the obligation to give Tenant the above notice and cure rights, and Tenant shall be responsible for the cost thereof. Tenant shall not allow any waste or misuse of the Premises or the Building or of the utilities therein; and, in the event thereof, Tenant shall pay for all loss, expense and damage suffered by Landlord caused by any such waste or misuse by Tenant.

B.    Tenant may make alterations to the Premises, subject to Landlord's approval, not to be unreasonably withheld, delayed or conditioned. Tenant may make alterations costing not more than one hundred thousand dollars ($100,000) in the aggregate per year, without Landlord's consent, provided such alterations do not affect systems, structure or exterior appearance of the Building, and provided Tenant advises Landlord in writing what changes are being made. If Landlord reasonably determines that a proposed alteration may not be usable upon the expiration of the Lease, Landlord may also condition its approval upon Tenant agreeing to remove the subject alteration and restore the Premises upon expiration of the Lease Term. Landlord shall notify Tenant of such condition within 10 business days following Landlord’s receipt of Tenant’s request for the subject alteration. However, Landlord may waive such condition at a later time if Landlord then determines that the subject alteration may be useful following the termination of the Lease. If Tenant makes an alteration without having obtained Landlord’s required consent, Landlord shall have the right in addition to all other rights and remedies of Landlord arising from such failure, to require Tenant to remove the subject alteration and restore the Premises to its condition prior to the installation of the subject alteration. In the event that such alteration, addition, change or improvement is of such a nature as to require the preparation of plans and specifications, Tenant shall provide complete and final copies of such plans and specifications to Landlord. In the event Landlord consent is required, Landlord may condition such consent upon such matters as Landlord reasonably deems appropriate, including, without limitation, Landlord's approval of the contractor, and Tenant's delivery to Landlord of such things as insurance certificates, building permits and lien waivers for all work performed and materials supplied. In addition, all such work performed in regard to any such alterations, additions, change or improvements to the Premises by Tenant shall be performed in compliance with all Applicable Laws (defined below), and Tenant shall be solely liable for any fines, charges or other costs arising from any failure to comply with said requirements, and Tenant is solely responsible for paying for and installing any additional improvements that may be required by governmental authorities in order for them to issue a building permit to Tenant for the work it wants to do. Tenant shall promptly pay all contractors and materialmen for any work done or caused to be done by Tenant in respect to the Premises and in the event any lien is filed, Tenant shall discharge or bond over the same within ten (10) business days thereafter, subject to Tenant's rights to contest the lien pursuant to Section 19 of this Lease.

C.    Upon the expiration or earlier termination of this Lease, Tenant shall remove from the Premises all of its personal property and its trade fixtures, and Tenant shall have the right to remove said personal property and its trade fixtures from the Premises. Notwithstanding anything to the contrary in the foregoing, Tenant shall not be required to remove the Tenant Improvements or any other alterations made in accordance with the terms of this Lease, expect to the extent Landlord has previously required the removal thereof in accordance with Subsection 13.B. With respect to all removals from the Building, including but not limited to Tenant's required removal of personal property and trade fixtures, Tenant's removal rights are conditioned on Tenant, at Tenant's cost, and Tenant agrees to: (i) promptly repair any damage caused to the Building and/or the Premises as a result of such removal, (ii) restore such areas to the condition they were in prior to installation of Tenant's property (subject to the provisions of Sections 11 (regarding casualty) and 19 (regarding condemnation)), and (iii) such repairs and restoration shall be performed in a good and workmanlike manner, in compliance with all Applicable Laws, and in a manner and with such materials so as to maintain the quality of the Building.

14.    Subletting and Assigning.

A.    Tenant may assign all or a portion of the Premises at any time with Landlord's consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Landlord’s consent shall not be required in connection with an assignment (i) to an affiliate of Tenant where Tenant remains primarily liable under the lease; (ii) to an assignee with a credit rating as judged by Standard and Poor’s, Moody’s, or some similar agency, equal to Tenant’s rating upon execution of this Lease, in which event Tenant shall be released from all liability hereunder from and after the date of such assignment or (iii) to the surviving or acquiring entity in connection with a merger or sale of substantially all of Tenant’s assets. Notwithstanding the foregoing, Landlord’s consent shall be required in the event that the proposed use of the Premises following such assignment will substantially increase Landlord’s insurance or maintenance obligations under the Lease; provided, however, such consent shall not be required if Tenant agrees to reimburse Landlord for any such increase in Landlord’s maintenance costs and/or insurance premiums, as applicable.

B.    Tenant shall have an unlimited right to sublease all or any part of the Premises at any time, without Landlord’s consent, provided that Tenant shall remain fully liable for each of Tenant’s obligations under the Lease, and further provided that the uses under such sublease do not substantially increase Landlord’s insurance or maintenance obligations under the Lease.

C.    Except as otherwise expressly provided in Section 14.A, in no event shall Landlord's consent to any sublease or assignment constitute a release of Tenant from the full performance of Tenant's obligations under this Lease, Tenant shall remain liable for all obligations under this Lease notwithstanding any such assignment or sublease, and Tenant, and such assignee shall all be primarily liable for all obligations under this Lease, and Landlord at its option may enforce its claims against either of them or both of them. Tenant shall reimburse Landlord for Landlord's reasonable attorney's fees to review and/or draft all documents Landlord reasonably requires in connection with the transfer of Tenant's interests. As a condition precedent to any assignment being effective (regardless of whether such assignment requires the approval of Landlord), the assignor and assignee shall execute and deliver to Landlord written confirmation, in a form reasonably satisfactory to Landlord, that the assignee has accepted an assignment of all of Tenants rights and obligations under this Lease, and has agreed to assume such obligations. In addition, as a condition precedent to any assignment contemplated by parts (i), (ii) or (iii) of Section 14.A, being effective, the assignor and assignee shall also provide Landlord with documentation reasonably satisfactory to Landlord that evidences that such assignment is the result of a transaction that permits the assignment of this Lease without the consent of Landlord.

D.    In no event shall Tenant be required to share with Landlord any profit received by Tenant from a sublease or an assignment. In the event Landlord procures a subtenant or assignee for Tenant, Tenant shall pay the commission of Landlord’s leasing agent.

15.    Tenant Default.

A.    The occurrence of any of the following events shall be deemed to be an event of default on Tenant's part under this Lease (a "Default"):

(i)    Tenant fails to pay when due any Rent or other amount due to Landlord under this Lease, and such failure continues for two (2) or more business days after written notice thereof to Tenant; or

(ii)    Tenant fails to carry or renew any insurance required to be maintained by Tenant under this Lease or fails to remedy or correct any hazardous condition, and such failure is not corrected within two (2) business days after written notice thereof to Tenant, provided that if it reasonably takes longer than 2 business days to remedy or correct such hazardous condition, then Tenant shall have the amount of time that it reasonably takes to cure such default, on condition that Tenant has commenced curing the default within 2 business days after the default notice was given and is continuing diligent efforts to cure the default; or

(iii)    Tenant fails to comply with any other term, provision or covenant of this Lease (meaning one not described in clauses (i) or (ii) above), and such failure continues for thirty (30) days or more after written notice thereof to Tenant, provided that if it reasonably takes longer than 30 days to cure such default, then Tenant shall have the amount of time that it reasonably takes to cure such default, on condition that Tenant has commenced curing the default within 30 days after the default notice was given and is continuing diligent efforts to cure the default; or

(iv)    Tenant fails to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant's right to possession only; or

(vi)    The leasehold interest of Tenant is levied upon under execution or is attached by process of law and Tenant fails to contest diligently the validity of any lien or claimed lien and give sufficient security reasonably satisfactory to Landlord to insure payment thereof, or fails to satisfy any judgment rendered thereon and have the same released within sixty (60) days thereafter; or

(vii)    Tenant becomes insolvent, admits in writing its inability to pay its debts generally as they become due, files a petition in bankruptcy or a petition to take advantage of any insolvency statute, makes an assignment for the benefit of creditors, makes a transfer in fraud of creditors, applies for or consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof; or

(viii)    A court of competent jurisdiction enters an order, judgment or decree adjudicating Tenant, a bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approves a petition filed against Tenant, seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree is not vacated, set aside or stayed within sixty (60) days from the date of entry thereof, or Tenant consents to or otherwise ceases to contest such order, judgment or decree.

B.    (1)    Subject to the limitations in Section 15.B(2) below, upon the occurrence of a Default on Tenant's part, Landlord may either (a) terminate this Lease, or (b) terminate Tenant's right of possession to the Premises without terminating this Lease. In either event, Landlord shall have the right to dispossess Tenant, or any other person in occupancy of the Premises, together with their property, and re-enter the Premises. Upon such re-entry, Tenant shall be liable for all expenses incurred by Landlord in recovering the Premises, including, without limitation, Tenant's obligations under Sections 13.C and 15, clean-up costs, legal fees, removal, storage or disposal of Tenant's property, and restoration costs.

(2)    Notwithstanding any provision in this Lease to the contrary, in no event shall Landlord’s remedies include a right of termination of this Lease or of Tenant’s right of possession of the Premises if Tenant’s failure to perform is the result of a good faith dispute as to Tenant’s rights and/or obligation(s) under the terms of the Lease; provided further that if a default by Tenant would have otherwise entitled Landlord to a termination right, such termination right shall be available if such default remains uncured for more than ten (10) days following written notice from Landlord following a final decision made in an adversary proceeding.

C.    Subject to Section 15.B(2) above, in the event Landlord elects not to terminate this Lease, but only to terminate Tenant's right of possession to the Premises, Landlord may re-enter the Premises without process of law if Tenant has vacated the Premises or, if Tenant has not vacated the Premises, by an action for ejection, unlawful detainer, or other process of law. No such dispossession of Tenant or re-entry by Landlord shall constitute or be construed as an election by Landlord to terminate this Lease, unless Landlord delivers written notice to Tenant specifically terminating this Lease. Tenant shall remain liable for all past due Rent and late fees, plus all other obligations of Tenant under this Lease, including but not limited to the aforesaid expenses incurred by Landlord to recover possession of the Premises. In addition, Tenant shall be liable for all Rent thereafter accruing under this Lease, payable monthly as such Rent accrues, in an amount equal to the Rent payable under this Lease less the rent (if any) collected from any reletting. In the event the Premises are relet, Tenant shall also be liable for all reasonable costs of reletting, including, without limitation, any brokers' fees, legal fees, and/or tenant finish costs required to be paid in connection with any reletting, plus an amount equal to the Tenant Allowance.

D.    No action by Tenant after final judgment for possession of the Premises shall reinstate this Lease or Tenant's right of possession of the Premises, and Tenant waives any and all rights of redemption in the event Tenant is judicially dispossessed. Should Landlord elect not to exercise any of its rights in the event of a Default, it shall not be deemed a waiver of such rights as to subsequent Defaults. All of the aforesaid rights of Landlord shall be in addition to any remedies which Landlord may have at law or in equity.

E.    If Tenant defaults on paying any monetary obligation to Landlord, Tenant agrees to pay interest to Landlord on the amount owed at a rate equal to the lower of: (i) the maximum rate allowed by law, or (ii) a floating rate equal to two percent (2%) per annum above the interest designated from time to time in The Wall Street Journal's Money Rate Table as the "prime rate" (“Default Rate”), from the date due until paid.

F.    Landlord shall use commercially reasonable efforts to mitigate Landlord's damages as a result of Tenant's Default which shall not exceed such efforts as Landlord or its affiliates generally use to lease similar space in premises similar to the Building. Landlord will not be deemed to have failed to mitigate if Landlord leases any other premises owned by Landlord or its affiliates before reletting all or any portion of the Premises.

16.    Expiration or Termination of Lease; Holdover.

A.    Subject to holdover rights under Section 16.B, and subject to the provisions of Sections 11 (regarding casualty) and 19 (regarding condemnation), upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord, without demand, in as good condition as when delivered to Tenant, reasonable wear and tear excepted, and shall remove all of Tenant's trade fixtures, movable equipment, furniture, other personal property and all leasehold improvements (to the extent required by Section 13.C), and shall comply with Section 13.C of this Lease. Tenant shall repair any damage caused by such removal in a good and workmanlike manner and in compliance with all applicable Laws.

B.    Tenant will have the right to holdover for a period of up to four (4) months following the expiration of the Lease Term, or any extension thereof, at the same Rent as in effect during the last month of the previous Lease Term, provided Tenant gives Landlord twelve (12) months notice of Tenant’s intent to hold over. Thereafter, the holdover Rent will be at one hundred fifty percent (150%) of the Rent in effect during the last month of the previous Lease Term, and the Lease will be deemed a month-to-month lease. During the first four (4) month holdover period, Tenant will not be liable for any holdover damages or penalties beyond said Rent. Payment of such holdover rent does not entitle Tenant to remain in possession after the first four (4) month holdover period, and Landlord at its option may exercise its rights to evict Tenant. Payment of such holdover rent does not preclude Landlord from recovering from Tenant any other damages incurred by Landlord that Landlord may be legally entitled to recover as a result of such holdover, provided that this sentence shall not apply to the first four (4) month holdover period.

C.    Subject to holdover rights under Section 16.B, should any of Tenant's property remain within the Premises after Tenant vacates the Premises, it shall be deemed abandoned, and Landlord shall have the right to place such property in storage on or off of the Premises, to remove such property and to dispose of it at Tenant's sole risk, cost and expense. Tenant agrees to pay all storage charges if such property is placed in storage, and Tenant agrees to indemnify and hold Landlord harmless with respect to all liability and expense, including Landlord's attorney's fees that Landlord may incur in connection with removing, storing and disposing of Tenant's property. Any person storing Tenant's property shall have a lien against Tenant's property for such storage charges, and shall have the right to enforce such lien to satisfy said storage charge obligations.

17.    Right to Cure Tenant's Default.    If Tenant is in Default (the term "Default", as defined in Section 15 above, means that Landlord has already given any required default notice to Tenant with respect to such default, and it also means that Tenant has not cured such default within the cure period, if any, allowed by this Lease) under any provision of this Lease, other than for the payment of Rent, Landlord may (but shall not be obligated to) cure such Default on behalf of Tenant, at Tenant's expense. Landlord may also perform any obligation of Tenant, without notice to Tenant (or with fewer days notice than otherwise required by this Lease), should Landlord deem such performance to be an emergency. If Landlord incurs any reasonable expense, including reasonable attorney's fees, in instituting, prosecuting and/or defending any action or proceeding by reason of any emergency or Default, Tenant shall reimburse Landlord for same, as Additional Rent, within fifteen (15) days after receipt of Landlord's invoice therefor, together with the interest, if any, Landlord may be entitled to charge thereon pursuant to the terms of Section 15.E.

18.    Hold Harmless.

A.    Subject to the provisions of Sections 10.D and 54 hereof, Tenant hereby agrees to indemnify, defend and hold Landlord and the Property Manager for the Building (including, without limitation, their respective members, managers, officers, directors, agents and employees) (all of the foregoing are referred to as the "Landlord Indemnified Parties") harmless from and against all actions, claims, causes of action, demands, damages, penalties and expenses of any kind (including, without limitation, attorneys' fees and litigation costs) which may be brought against the Landlord Indemnified Parties by any person or entity whatsoever, or which the Landlord Indemnified Parties may pay or incur with respect to any person or entity (including, without limitation, Tenant, its agents, employees, contractors, customers and invitees) as a result of and caused by: (i) any negligent act or omission of Tenant or its agents, employees, contractors, customers or invitees in or about the Property, or (ii) any breach or default on the part of Tenant in the performance of any of its obligations under this Lease, or (iii) the use or occupancy of the Premises by Tenant, or (iv) Tenant's use of any equipment, facilities or property in, on, or about the Property, or (v) any personal injury or property damage occurring on the Premises, but excluding from this indemnity, claims arising from the Landlord Indemnified Parties' negligence or willful misconduct.

B.    Subject to the provisions of Sections 10.D and 54 hereof, Landlord hereby agrees to indemnify, defend and hold Tenant (including, without limitation, Tenant’s, officers, directors, agents and employees) (all of the foregoing are referred to as the "Tenant Indemnified Parties") harmless from and against all actions, claims, causes of action, demands, damages, penalties and expenses of any kind (including, without limitation, attorneys' fees and litigation costs) which may be brought against the Tenant Indemnified Parties by any person or entity whatsoever, or which the Tenant Indemnified Parties may pay or incur with respect to any person or entity (including, without limitation, Landlord, its agents, employees, or contractors) as a result of and caused by: (i) any negligent act or omission of Landlord or its agents, employees, or contractors, in or about the Property, or (ii) any breach or default on the part of Landlord in the performance of any of its obligations under this Lease, but excluding from this indemnity, claims arising from the Tenant Indemnified Parties' negligence or willful misconduct.

C.    The provisions of this Section 18 shall survive the expiration or earlier termination of this Lease.

19.    Condemnation.    If all or any substantial part of the Premises shall be acquired by the exercise of eminent domain, and as a result thereof, the remaining Premises will not, in the reasonable opinion of Tenant, be usable by Tenant, or if it is not economically feasible to restore the Premises, as determined by Landlord in its reasonable discretion, then either party may terminate the Lease by giving written notice to the other on or before the date that actual possession thereof is so taken. If the Lease is not terminated as aforesaid by Landlord or Tenant as a result of such taking, then rent payable under the Lease shall be equitably abated taking into account the size of the Premises originally leased compared to the space not taken, and Landlord, at Landlord’s expense, shall proceed to restore the Premises as nearly as possible to the condition that existed prior to the taking; provided that Landlord shall not be required to restore any leasehold improvements made by Tenant at Tenant’s expense. All damages awarded in connection with any taking shall belong to Landlord; provided, however, that (i) any awards shall be applied to restoration of the Premises notwithstanding anything to the contrary in any mortgage or deed of trust affecting the Premises and (ii) so long as the award to Landlord is not reduced thereby, Tenant may seek a separate award for the value of any improvements made by Tenant at Tenant’s cost and any other damages suffered by Tenant arising from such taking.

20.    Subordination.    Tenant shall, at the written request of Landlord, execute a Subordination, Non-Disturbance and Attornment Agreement, substantially in the form attached hereto as Exhibit K, from any lender holding a Mortgage on the Property from time to time, with such changes to such form as may reasonably be requested by such lender and reasonably acceptable to Tenant. In the event any existing or future lender, holding a mortgage, deed of trust or other commercial paper, requires a modification of this Lease which does not materially change any right or obligation of Tenant hereunder, Tenant agrees to execute appropriate instruments to reflect such modification, upon request by Landlord.

21.    Liens.    Tenant shall not mortgage or otherwise encumber or allow to be encumbered its leasehold interest in the Premises without obtaining the prior written consent of Landlord which consent may be withheld in Landlord's sole discretion. Should Tenant cause or permit any mortgage, lien or other encumbrance (hereinafter singularly or collectively referred to as "Encumbrance") to be filed, against the Premises or the Property without Landlord's consent, Tenant shall dismiss or bond (pursuant to a bond reasonably satisfactory to Landlord, which bond shall be payable to and shall be delivered to Landlord) against same within twenty (20) days after the filing thereof. If Tenant fails to remove or bond over said Encumbrance within said twenty (20) days, Landlord shall have the right, but no obligation, to remove said Encumbrance by whatever measures Landlord shall deem convenient including, without limitation, payment of such Encumbrance, in which event Tenant shall reimburse Landlord immediately upon receipt of Landlord's invoice therefor, as Additional Rent, for all costs expended by Landlord, including reasonable attorneys' fees, in removing said Encumbrance. All of the aforesaid rights of Landlord shall be in addition to any remedies which either Landlord or Tenant may have available to them at law or in equity. Tenant may only bond over an Encumbrance in lieu of removing it if it is diligently contesting the Encumbrance in good faith and only if Tenant complies with the requirements of the next sentence. In order for Tenant to have the right to contest an Encumbrance, Tenant shall: (i) notify Landlord in writing of the existence of the Encumbrance, and provide Landlord with a copy of the Encumbrance, and a statement that Tenant intends to diligently contest the Encumbrance, along with a brief description of the dispute, (ii) provide the bond required by the preceding sentence, (iii) keep Landlord informed of the status of the contest and provide Landlord with such information related thereto as Landlord may request from time to time, (iv) diligently pursue the contest at Tenant's sole cost and expense, and (v) cause the Encumbrance to be released and discharged by the earlier of: (a) 30 days after there is a final resolution of such contest by final judgment or settlement, or (b) at least two business days prior to the date on which a foreclosure or other sale is scheduled to enforce the Encumbrance. Notwithstanding any provision of the foregoing to the contrary, Tenant shall be permitted to mortgage or otherwise encumber any personal property of Tenant located on the Premises.

22.    Compliance with Laws.

A.    Landlord will ensure that the Premises, and the Building, are in compliance with all federal, state and local laws and regulations, including but not limited to the Americans with Disabilities Act (ADA) in effect at the time of Substantial Completion. The Landlord shall not be responsible for lack of compliance due to the acts of Tenant or any improvements made by Tenant.

B.    Subject to Landlord's obligations under Section 22.A, Tenant shall comply with all applicable federal, state and local statutes, ordinances, rules, regulations, orders and decisions (collectively "Applicable Laws") in connection with its activities at the Premises and in connection with Tenant's use, maintenance, repair and alteration of the Premises. In addition, Tenant shall comply with any reasonable requirements of Landlord's insurance carrier with respect to Tenant's use of the Premises which does not materially change any right or obligation of Tenant hereunder.

C.    Landlord will at the time of delivery of the Premises ensure the Premises complies with all applicable health and safety standards, as well as ensure that no known hazardous or toxic substances are present in the Building or Premises. Landlord shall not be responsible for hazardous materials or toxic substances generated as a result of Tenant’s activities with respect to the Premises. Tenant shall not have any liability to Landlord resulting from any conditions existing, or events occurring, or any hazardous substances existing or generated, at, in, on, under or in connection with the Premises prior to the Commencement Date.

D.    Tenant shall not use, store, manufacture, dispose of or discharge any "Hazardous Materials" (as hereinafter defined) from or on the Premises or any other portion of the Building or Property, except as permitted by subsection 22.E.

E.    Tenant is permitted to handle Hazardous Materials that are incidental to the Permitted Uses authorized in the Basic Lease Data Section of this Lease, if any (referred to as "Permitted Hazardous Materials"), provided that: (i) such Permitted Hazardous Materials are stored, handled and disposed of in compliance with all Applicable Laws, and (ii) such Permitted Hazardous Materials are stored, handled and disposed of at all times in a manner which does not endanger the health of Building occupants or other persons.

F.    Landlord reserves the right, from time to time, but not more than once per year, to require Tenant to provide reasonable proof, reasonably satisfactory to Landlord, that Tenant is complying with the covenants and obligations set forth in this Section 22. Landlord acknowledges and agrees that a certified statement from Tenant (i) listing Permitted Hazardous Materials then-currently in use at the Premises, and (ii) confirming that all such Permitted Hazardous Materials are being used in conformity with applicable laws and regulations shall constitute “reasonable proof” under this subsection F.

G.    Tenant agrees to defend, indemnify and hold harmless Landlord, any mortgagee of Landlord, and their respective agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature (including, without limitation, expert fees, penalties, fines, removal, clean-up, transportation, disposal and restoration expenses; consultants' fees and attorneys' fees), arising out of any injury or damage to any person, property or business, including that of Landlord, resulting from any use, storage, disposal, discharge or existence of Hazardous Materials (including Permitted Hazardous Materials) upon the Premises, but only to the extent the placement thereof upon the Premises was caused by Tenant, or Tenant’s employees, agents, contractors or invitees. Further, upon the expiration or earlier termination of this Lease, Tenant shall return the Premises to Landlord free from all Hazardous Materials introduced to the Premises by Tenant, and in conformance with all Applicable Laws related to Hazardous Materials. All of the obligations, duties and indemnifications set forth in this Section 22 shall survive the expiration or earlier termination of this Lease. Notwithstanding anything in this Section 22 to the contrary, Tenant shall not have any liability to Landlord resulting from any conditions existing, or events occurring, or any Hazardous Materials existing or generated, at, in, on, under or in connection with the Premises prior to the Commencement Date.

H.    For purposes of this Lease, the term "Hazardous Materials" shall be defined as all substances presently designated or hereafter designated as being hazardous substances under any Applicable Laws, and all other wastes and substances, now or hereafter defined as hazardous, toxic, dangerous or otherwise regulated under federal, state or local environmental law or regulation, including (but not limited to) explosives, radioactive materials, polychlorinated biphenyls (PCBs), petroleum products, asbestos containing materials, biohazards, hazardous chemicals and radon gas.

23.   Notices.    All notices that are required or permitted to be given hereunder shall be in writing, addressed to the parties hereto at their respective addresses set forth in the Basic Lease Data Section of this Lease, and delivered by (a) United States registered or certified mail, with postage prepaid, (b) a commercial package courier/delivery service, (c) hand delivery, or (d) sent by facsimile to the facsimile numbers set forth in the Basic Lease Data Section of this Lease. A copy of notices sent to Landlord shall also be sent to Landlord's attorneys at the following address:

Stone, Leyton & Gershman,
A Professional Corporation
7733 Forsyth, Suite 500
Clayton, Missouri 63105
Attn: Steven M. Stone and Steven H. Leyton
Telecopy No.: 314/721-8660

A notice sent by certified or registered mail shall be effective as of the third business day following the day it is deposited in the mail, whether or not it is received. A notice sent by courier or hand delivery is effective on delivery. A notice sent by facsimile is effective on the first business day following transmission of the facsimile, if the sender's facsimile machine prints a confirmation that the recipient received the facsimile transmission and if a copy of the notice is also mailed by first class mail to the party that was to receive the notice accompanied by a note that it confirms a facsimile notice previously given. Either party may designate a different address or addresses by giving the other party written notice of its new address(es).

24.    Liability of Landlord.

                A.    Notwithstanding anything to the contrary in this Lease, the term "Landlord", as used herein, is defined as the current owners, from time to time, of the Building. In the event the Building is transferred, the party conveying same is automatically released on the date the Building transfer becomes effective, from all liability with respect to any obligations thereafter occurring or covenants thereafter to be performed by the Landlord or its agents; provided, (i) such transfer shall be subject to the rights of Tenant hereunder; and (ii) all transferees expressly assume and agree to perform all of Landlord’s obligations under this Lease. Without limiting the generality of the foregoing, any transfer by Landlord of title to the Building shall be subject to the Option to Extend described in Section 37, without the necessity of any further written instrument to that effect.

B.    Except to the extent of their contributory negligence, Landlord and its property manager shall not be liable or responsible for the act of any third party (including but not limited to tortious and criminal acts), including other tenants of the Building, or the employees, agents, servants, invitees or contractors of such tenants, or other third parties.

C.    It is expressly under-stood and agreed that none of Landlord's covenants under this Lease are personal in nature, and that Tenant agrees to look solely to the estate and property interest of Landlord in the Property for the satisfaction of Tenant's remedies or the collection of any judgment or other judicial process requiring the payment of money by Landlord, and no other property or assets of Landlord (or any of Landlord' members) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies.

25.    Estoppel Certificates and Other Information.

A.    Within ten (10) days after a party's request, the nonrequesting party shall execute and return to the requesting party or its designee a statement in a form reasonably requested by the requesting party certifying, to the extent true, that this Lease is unmodified and in full force and effect, the status of any defaults hereunder, the dates to which the Rent and other charges have been paid, and any other information reasonably requested by the requesting party. Any such statement delivered pursuant to this Section may be relied upon by any person that has an interest in the Property or which is acquiring an interest in the Property.

B.    Upon Landlord's written request from time to time, Tenant shall provide Landlord with a copy of Tenant’s most current audited financial statements, subject to reasonable confidentiality conditions imposed by Tenant with respect thereto; provided, however, that Tenant shall not have any such obligation to provide such information as long as such information is publicly available.

26.    Brokerage.    Landlord will compensate Grubb & Ellis Company as Tenant's agent in this transaction in the amount of three percent (3%) of the aggregate value of the Base Rents during months 7-66 of the initial Lease Term, and one and one-half percent (1.5%) of the aggregate value of the Base Rents during months 67-126 of the initial Lease Term. Said commission will be payable, fifty percent (50%) within thirty (30) days of Lease execution, and the remaining fifty percent (50%) upon Tenant's occupancy of the Premises. Except as otherwise provided in this Section, Landlord agrees to indemnify, defend and hold harmless Tenant from and against any and all liability and expense arising from all claims for commission arising out of the execution and delivery of this Lease, if the person claiming the commission claims to have been hired by Landlord. Except with respect to the above commission to be paid to Grubb & Ellis Company by Landlord, Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all liability and expense arising from all claims for commission arising out of the execution and delivery of this Lease, if the person claiming the commission claims to have been hired by Tenant.

27.    Severability.    In the event any provision of this Lease is found to be invalid or unenforceable, the same shall not affect or impair the validity or enforceability of any other provision.

28.    Personal Property Taxes.    In the event any of Tenant's personal property is assessed with the personal property of Landlord, Tenant shall pay to Landlord an amount equal to Tenant's share of such taxes in accordance with the provisions of Section 6 hereof. Landlord and Tenant agree to cooperate in good faith to have their separate personal property separately assessed.

29.    Force Majeure.    Landlord and Tenant each shall be excused from performing any obligation or undertaking in this Lease (specifically excepting, however, Tenant's obligation to pay Rent and any other monetary obligation required under this Lease) in the event and/or so long as the performance of any such obligation is prevented or delayed, by fire, earthquake, flood, explosion, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure equipment, facilities, materials, or supplies in open market, failure of power, failure of transportation, strikes, lockouts, action of labor unions, condemnation, or any other cause, not within the reasonable control of the party asserting such delay (collectively, "Force Majeure Events"), and any deadlines for performance shall be extended by the number of days that performance has been delayed by Force Majeure Events. If Landlord has notice of any event of force majeure or any other material delay in the construction of the Landlord Improvements and the Tenant Improvements, then Landlord shall promptly provide written notice to Tenant describing the reason for the delay and the anticipated delay, if any, in the Substantial Completion of said improvements.

30.    Parking.    Parking shall be available on an unreserved basis to all Building tenants. It is currently contemplated that parking for the entire Tenant complex will be at a ratio of five and a half (5.5) spaces per 1,000 rentable square feet; however, Landlord and Tenant will consider whether less parking spaces may be appropriate. Parking will be provided without any separate parking fee or charge. Notwithstanding the foregoing, if Tenant exercises its “give back rights” pursuant to Section 40, but continues to occupy more than 50% percent of the space in the Premises, Tenant shall have the exclusive right to utilize a proportionate number of spaces reserved for guest parking near the entrance to Tenant’s then-current Premises; provided that the specific location of such spaces shall be designated by Landlord and reasonably acceptable to Tenant. Landlord and Tenant acknowledge that certain areas currently designated for parking may change as contemplated by Section 55 hereof.

31.    Signage.    Tenant may install exterior signage on the Premises at its sole cost. Such signage will be provided and installed by Tenant, and will be considered to be part of the Tenant Improvements. Landlord reserves the right to review and approve all signage and installation techniques, such approval not to be unreasonably withheld, conditioned or delayed. All signage must be in compliance with relevant laws, ordinances, and the Protective Covenants. Landlord will provide building standard interior signage at Landlord's sole cost. Notwithstanding the foregoing, if Tenant exercises any of its give back rights pursuant to Section 40, (i) Landlord shall have the right to provide exterior signage on the Building to accommodate other tenants occupying at least ninety thousand (90,000) square feet of space in the Building, provided that the exterior Building signage granted to such other tenants shall correspond with the amount of space leased to such other tenant and the amount of space then leased by Tenant, and (ii) Landlord shall have the right to provide exterior signage on the entrance monument for the Premises to accommodate no more than six (6) other tenants each occupying at least fifteen thousand (15,000) square feet of space in the Building, provided that as long as Tenant is occupying the most amount of space of all tenants in the Building, Tenant’s name shall be on the top of such monument. The parties acknowledge that Landlord has certain rights under the Ground Lease to install a sign in the median island of University Place Drive at its intersection with University Boulevard that identifies the Park and Tenant. At any time Tenant is occupying space in the Building, then upon request of Tenant, Landlord shall exercise such right, provided that the installation and cost of such median signage shall be borne by Tenant.

32.    Assignment or Transfer by Landlord.    Landlord may at all times assign all or part of its interest in this Lease, or may sell or transfer all or part of its interest in the Property. Upon receipt of written confirmation that Landlord’s purchaser or assignee expressly assumes and agrees to perform all of Landlord’s obligations under this Lease, Tenant agrees to attorn to such purchaser or assignee. Without limiting the generality of the foregoing, any transfer by Landlord shall be subject to the option to extend described in Section 37 without the necessity of any further written instrument to that effect.

33.    Miscellaneous.

A.    All of the covenants of Landlord and Tenant hereunder shall be deemed and construed to be "conditions" as well as "covenants", as though both words were used in each separate instance within this Lease.

B.    The Section headings appearing in this Lease are inserted only as a matter of convenience, and in no way define or limit the scope of any Section.

C.    All of the terms of this Lease shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

D.    This Lease and the parties' respective rights hereunder shall be governed by the laws of the State of Missouri. In the event of litigation, suit shall be brought in St. Louis County, Missouri.

E.    Each party hereto has participated in the drafting of this Lease, and expressly acknowledges such joint participation, to avoid application of any rule construing contrac-tual language against the party which drafted such language.

F.    This Lease is modified and affected by the Exhibits which are attached hereto and made a part hereof.

G.    Submission of this Lease by Landlord shall not be deemed to be a reservation of the Premises. Landlord shall not be bound hereby until a copy of this Lease has been fully signed by Landlord and Tenant and delivered to each party.

H.    Time is of the essence in this Lease and all of its provisions. If the date provided for the performance of any act hereunder occurs on a Saturday, Sunday or a holiday observed by national banks in the State of Missouri, then the time for the performance of such act shall be deemed extended to the next following business day.

I.    Each party represents and warrants that: (i) such party is duly organized and validly existing as the type of entity described in the first paragraph of this Lease, (ii) such party is in good standing under the laws of the state in which it is organized, (iii) such party has the power to enter into this Lease, (iv) the person or persons executing this Lease on behalf of such party is/are duly authorized to execute this Lease on behalf of such party, and (v) this Lease is binding on such party.

J.    In the event of any litigation or other proceedings (including, but not limited to arbitration and bankruptcy proceedings) between Landlord and Tenant concerning the Lease or the Premises, the non-prevailing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs of such litigation or other proceeding, if any, incurred by the prevailing party in connection with such litigation or other proceeding.

K.    INTENTIONALLY DELETED

L.    This Lease and the exhibits hereto constitute the entire agreement between Landlord and Tenant concerning Tenant's lease of the Premises, and said Lease and exhibits supersede in their entirety all prior agreements, including all letters of intent.

M.    No amendment to this Lease shall be binding on a party hereto unless the amendment is in writing and signed by the party to be bound.

N.    No waiver shall be binding on a party unless the waiver is in writing and signed by the party to be bound. Delay in enforcing rights shall not constitute a waiver of the right to enforce such rights. Failure to strictly enforce the terms of this Lease shall not constitute a waiver of Landlord's rights to at any time thereafter strictly enforce the terms of this Lease. Acceptance by Landlord of part of a payment due under this Lease shall not constitute a waiver of Landlord's rights to enforce a default resulting from failure to make the full payment due, and shall not constitute an accord and satisfaction, unless both Landlord and Tenant sign a separate written agreement (meaning separate from any writing on any check tendered to Landlord) expressly setting forth the terms of the waiver or accord and satisfaction. The parties agree that Landlord shall not be bound by any agreements or language on any checks tendered to Landlord by or on behalf of Tenant.

O.    The following obligations of the parties under this Lease shall survive any expiration or earlier termination of this Lease for any reason: (i) all Landlord and Tenant indemnification obligations, (ii) Tenant's obligation to keep the Premises free of liens, (iii) all obligations Tenant has to maintain the Premises in the condition required by this Lease, (iv) all obligations Tenant has at the termination of this Lease to remove Tenant improvements, to restore the Premises as required by this Lease and to repair damage caused by the removal of property from the Premises, (v) all unpaid monetary obligations of Landlord and Tenant which pertain to periods prior to the date this Lease terminated, (vi) Tenant’s obligation to confirm that its rights under this Lease have terminated, (vii) all damages due Landlord and Tenant as a result of any default under this Lease, and (viii) all obligations of Tenant pursuant to Sections 15, 33.J and 45 of this Lease.

P.    For purposes of this Lease, the term "normal business hours", shall mean Monday through Friday from 7:00 a.m. to 6:00 p.m., Saturdays from 8:00 a.m. to 1:00 p.m., excluding Sundays and holidays.

Q.    Tenant's officers, employees, invitees and customers shall have access to the Premises at all times (including hours other than normal business hours); provided, however, that after normal business hours Landlord may elect to impose reasonable security precautions to restrict access to the Premises by other persons, and further provided that Landlord may reasonably restrict access to the Building pursuant to Section 12 above. Notwithstanding any provision in this paragraph to the contrary, this Section shall only apply after Tenant has given back space in the Building to Landlord pursuant to Section 40.

34.    INTENTIONALLY DELETED.

35.    Recording.    If requested by Tenant, Landlord will execute a memorandum of lease in recordable form, in a form mutually agreeable to Landlord and Tenant, which may be recorded by Tenant in the St. Louis County real estate records. Upon the termination of this Lease or upon any information in such memorandum becoming inaccurate, Tenant shall, upon request of Landlord, promptly execute an instrument in recordable form that states that the Lease has terminated, or that corrects any inaccurate information, as the case may be.

36.    INTENTIONALLY DELETED.

37.    Renewal Option.

A.    Tenant shall have the right and option to extend the term of this Lease for the number of renewal periods set forth in the Basic Lease Data section, each such renewal period to be for the term of years set forth in the Basic Lease Data section, upon the following additional terms and conditions:

(1)    No Default by Tenant has occurred hereunder and is continuing beyond any applicable cure period at the time the applicable renewal option is exercised; provided, however, that this condition shall not apply if, at the time the applicable renewal option is exercised, Tenant is disputing in good faith that a Default by Tenant has occurred, and cures such Default within ten days following an adjudication finding that such Tenant Default has in fact occurred.

(2)    Tenant shall give to Landlord written notice of the exercise of the applicable option not less than twelve (12) months prior to the expiration of the initial term that immediately precedes such renewal term. If Landlord does not receive Tenant's notice on or before the beginning of the applicable 12 month period, Tenant shall be deemed to have waived all remaining renewal options to renew this Lease. Time is of the essence with respect to exercise of each renewal option, and Landlord may treat the renewal option as lapsed and rent all or any part of the Premises to other persons for all or any part of that period (and later periods) if the Landlord has not received Tenant's written renewal notice at least twelve (12) months prior to commencement of the renewal term.

B.    All provisions of this Lease shall apply to Tenant's leasing of the Premises during each renewal term, except the Base Rent payable by Tenant to Landlord during each renewal period shall be the greater of: (i) ninety-five percent (95%) of the then "Fair Market Rental Rate" as determined in the manner set forth in Subsection C below, or (ii) the average or the “effective” lease rate over the preceding lease term.

C.    As used in this Lease, the term "Fair Market Rental Rate" shall mean the Base Rent determined pursuant to the procedure set forth in this Subsection C. The determination of the Fair Market Rental Rate for the Premises under this Lease shall be based upon the base rentals being received, at the time in question, by landlords of Class A suburban office buildings located in St. Louis County. Other considerations to be taken into account in determining the Fair Market Rental Rate for the Premises shall include (i) the term of this Lease, (ii) the size of the applicable space, (iii) the pass through obligations under this Lease, (iv) the amenities offered by the Park, and (v) the location of the Building. If the Fair Market Rental Rate is to be determined by Qualified Appraisers (defined below) pursuant to the provisions of this Subsection C, then the Qualified Appraisers shall be entitled to also take into account any and all other factors they deem relevant in determining the base rental for the space in question. For a period of thirty (30) days following (i) Tenant's exercise of Tenant's renewal option under Section A above, Landlord and Tenant shall diligently and in good faith negotiate the Base Rent for the space in question, apply-ing the foregoing standards. If Landlord and Tenant are able to agree in writing upon such Base Rent, then such agreed upon Base Rent shall represent the Base Rent for the space in question. If, however, Landlord and Tenant are unable to agree in writing upon such Base Rent within the foregoing 30-day period, then (i) Tenant may rescind any exercise of its option to renew by written notice to Landlord within 2 business days after expiration of said 30 day period; or (ii) if no such rescission notice is given within said 2 business days, then within 10 business days after the 30 day period expires, each party shall select a Qualified Appraiser familiar with similar properties located in the St. Louis market area, the Fair Market Rental Rate for the Premises shall be determined according to the following procedure:

(1)    Tenant and Landlord shall each appoint a real estate appraiser that satisfies the following criteria ("Qualified Appraiser"): (i) the appraiser must be an MAI appraiser, (ii) the appraiser must have at least ten (10) years experience in appraising commercial property comparable to the Premises in the St. Louis, Missouri metropolitan area, and (iii) the appraiser must be currently licensed as an appraiser. In case either Tenant or Landlord shall fail to appoint a Qualified Appraiser within 10 business days after the 30 day period expires following Landlord's receipt of notice that Tenant elects to renew the Lease, then the Qualified Appraiser appointed by the party not failing to make such appointment shall appoint a Qualified Appraiser for and on behalf of the party so failing to appoint a Qualified Appraiser. Each appraiser shall make its determination of Fair Market Rate and together shall present such determination to Landlord and Tenant. If such Appraisers are unable to agree, the Appraisers shall jointly select a third Appraiser to establish a Fair Market Rental Rate. In case said Qualified Appraisers shall refuse or are unable to agree upon a third Qualified Appraiser, then such third Qualified Appraiser shall be appointed by the then acting president of the St. Louis Chapter of the Appraisal Institute, or its successors or assigns, or if such President shall be unwilling to make such appointment, then such third Qualified Appraiser shall be selected by drawing from a pool of two (2) or more Qualified Appraisers which such President deems qualified, and provided such President shall appoint (or designate for the pool of eligible candidates) only persons who are deemed to be neutral to the parties (i.e. who have no potential conflict of interest that might favor Landlord or Tenant). The Fair Market Rental Rate selected by the two initial Qualified Appraisers shall be the Fair Market Rental Rate for the Premises if they are able to agree on an amount, and if the two initial appraisers are not able to agree on an amount, then the Fair Market Rental Rate determined by the third appraiser shall be the Fair Market Rental Rate for the Premises (to be used in the formula in Section 37.B).

(2)    Each party shall bear the fee charged by the Qualified Appraiser appointed by it in connection with performing the services required by this Section, and if the third Qualified Appraiser is appointed, the fee charged by such third Qualified Appraiser for its services under this Section shall be divided equally between the parties. The parties acknowledge and agree that the Base Rent for the space in question may be expressed as an amount which is subject to periodic increases based on fixed amounts, or a fixed percentage, or any one of the indexes published by the United States Department of Labor, Bureau of Statistics, and referred to as the "Consumer Price Index", or some other generally recognized index.

D.    The parties agree to be bound by the Base Rent for the Premises determined in accordance with the foregoing procedure.

38.    INTENTIONALLY DELETED.

39.    Reimbursement for Certain Capital Expenditures Upon Expiration of Lease.    If during the Lease Term, Tenant makes a capital expenditure (as determined by GAAP) to the Premises and the useful life of the capital expenditure exceeds the term of the Lease, then, upon expiration of the Lease, Landlord shall pay to Tenant an amount equal to the depreciated value of the capital expenditure at the time of the expiration of the Lease on a straight-line basis, amortized over the useful life of the subject capital improvement. Except as provided in the following sentence, no such capital improvement shall be made without Landlord’s prior approval, granted or withheld in Landlord’s discretion. If such a capital expenditure is required to permit Tenant to continue to occupy the Improvements as a single tenant-occupant for general office use, then Landlord shall not withhold its consent to the making of such a capital expenditure, provided that Landlord is given reasonable approval rights as to the cost, quality and functionality of the subject capital improvement.

40.    Option to Reduce Space.

A.    Pursuant to the terms of this Section 40, effective on each of the following three (3) dates (any of such dates to be sometimes referred to as a “Give Back Date”): (i) the first day of the seventy-ninth (79th) full calendar month following the Commencement Date (the “First Give Back Date”); (ii) the first day of the ninety-first (91st) full calendar month following the Commencement Date (the “Second Give Back Date”); and (iii) the first day of the one hundred third (103rd) full calendar month following the Commencement Date (the “Third Give Back Date”), Tenant shall have the right to "give back" one full floor of space in the west wing of the Building, provided that the one full floor space given back shall be in the following sequence (the one full floor, west wing space given back to be hereinafter called the “Give Back Space”):

(i)    3rd Floor of West Wing;

(ii)    2nd Floor of West Wing; and

(iii)    1st Floor of West Wing;

The parties acknowledge and agree that Tenant’s rights to give back space under this Section 40 are limited to one full floor of west wing space per Give Back Date, even if Tenant chooses not to exercise such rights during any previous Give Back Date.

B.    In order to exercise Tenant’s give back rights effective as of any particular Give Back Date, Tenant must give Landlord written notice at least one hundred eighty (180) days in advance of the applicable Give Back Date (a “Give Back Notice”). Upon the timely delivery of a Give Back Notice, Tenant shall be obligated to surrender the applicable one full floor of Give Back Space to Landlord (in the sequence stated in Section 40.A) no later than the applicable Give Back Date, without demand, in as good condition as when delivered to Tenant, reasonable wear and tear excepted, and shall remove all of Tenant's trade fixtures, movable equipment, furniture, other personal property and all leasehold improvements (to the extent required by Section 13.C), and shall comply with Section 13.C of this Lease with respect to the applicable full floor Give Back Space.

C.    In addition to Tenant’s obligations in Section 40.C, upon surrender of the applicable full floor Give Back Space, Tenant shall pay to the Landlord the sum of (i) the actual cost incurred by Landlord in converting the Building to a multi-tenant building (provided such amount shall not exceed Four Dollars ($4.00) per RSF of the final full floor Give Back Space); and (ii) a termination fee calculated as follows:

First Give Back Date:     $18.00 per RSF;

Second Give Back Date:    $12.00 per RSF; and

Third Give Back Date:        $6.00 per RSF.

D.    The termination fee described in Section 40.C for any Give Back Space shall be due and payable no later than the Give Back Date for such Give Back Space. The conversion costs described in Section 40.C for any Give Back Space shall be due and payable within thirty (30) days following Tenant’s receipt of Landlord’s invoice for such costs, which invoice shall provide documentation, in reasonable detail, that the conversion costs for which Landlord is being invoiced (subject to the $4.00 per square foot limit) were in fact incurred by Landlord.

E.    Certain provisions set forth in Section 51 shall also apply following the exercise by Tenant of its give back rights. Following the exercise by Tenant of any of its give back rights: (1) subject to rights reserved by Tenant in Section 30, any tenants for the give back space shall have nonexclusive rights to use all parking facilities that serve the Building, (2) Landlord may create such common areas in the Building and on the Property as are reasonably necessary to provide such tenants with reasonable access to the give back space, and (3) Landlord and Tenant shall execute an amendment to this Lease reflecting such changes as need to be made to this Lease as a result of such give back, which changes might include, but are not limited to, provisions for Landlord to provide additional Building services, and pass through obligations whereby Tenant would pay its pro rata share of the expenses incurred by Landlord in providing additional Building services. In addition, Landlord reserves the right to install such HVAC systems, wiring, utilities and other equipment in the Building and on the Property as may be needed to serve the needs of the tenants in the give back space.

41.    Early Termination.    Upon eighteen (18) months prior written notice to Landlord, Tenant shall have the right to terminate the Lease and the entire remaining Lease Term, effective as of the first day of the one hundred third (103rd) full calendar month following the Commencement Date. On the termination date, Tenant shall pay to Landlord a termination fee equal to the sum of $4.66 per RSF of the space then comprising the Premises, plus (i) the unamortized portion of the leasing commission paid by Landlord pursuant to Section 26, plus (ii) the unamortized portion of the Allowance (said commission and Allowance to be amortized on a straight-line basis over the original Lease Term).

42.    Existing Lease Extension.    Landlord shall cause the landlord at 13500 Riverport Drive to extend the term of Tenant’s occupancy to March 15, 2007. If further extensions are needed, provided the landlord of 13500 Riverport Drive is given at least nine (9) months written notice prior to the above stated extended expiration date, Landlord will obtain a commitment from the landlord at 13500 Riverport Drive to extend Tenant’s occupancy in one month increments not to exceed six (6) additional months. During any of the above extension periods, the fixed monthly rent (without other charges or pass thorough charges) will be sixty-six thousand five hundred dollars ($66,500.00) per month. All other terms and conditions of the present lease now existing shall continue to apply during any extension period. Notwithstanding the foregoing, if the Commencement Date is delayed for reasons other than Tenant’s Delay or Force Majeure Events, Landlord shall be responsible for any and all holdover rent penalties and other penalties payable by Tenant to the landlord of 13500 Riverport Drive as a result of such delay in the Commencement Date.

43.    Roof Access and Usage.    Tenant, subject to Landlord's approval, may, at anytime during its lease term, locate and install one or more satellite dishes, microwave antennae and other equipment on the roof of the building. The Tenant must do so under a separate license agreement substantially in the form attached hereto as Exhibit F, with such changes as may be approved by the parties hereto, that contains customary terms, including requirements for code compliance and ensuring that the Landlord's roof warranty is not invalidated. Tenant will have access at any time to the roof, equipment rooms, telephone rooms, and other areas in which Tenant's equipment may be placed, subject to the terms of such license agreement.

44.    Waiver of Landlord Lien.    Landlord shall waive any and all rights available to Landlord under Missouri law to lien or attach the property of Tenant or any other party located in the Premises. In order to facilitate any leasehold or inventory financing required by Tenant, Landlord agrees to execute and deliver to Tenant and Tenant’s lender, from time to time, a form of “Landlord Waiver and Consent” confirming the foregoing and permitting such lender to enter upon the Premises in the event of a default by Tenant and recover any goods financed by such lender, and containing other customary and reasonable provisions as may be requested by such lender, as well as customary and reasonable provisions to protect the interests of Landlord.

45.    Landlord Default.

A.    It shall be a “Landlord Default” if Landlord fails to comply with any term, provision or covenant of this Lease, and such failure continues for thirty (30) days or more after written notice thereof to Landlord, provided that if it reasonably takes longer than 30 days to cure such default, then Landlord shall have the amount of time that it reasonably takes to cure such default, on condition that Landlord has commenced curing the default within 30 days after the default notice was given and is continuing diligent efforts to cure the default.

B.    If a Landlord Default occurs, Tenant may (but shall not be obligated to) cure such Landlord Default on behalf of Landlord, at Landlord’s expense. If Tenant incurs any expense (including reasonable attorney's fees), or suffers any damages, as a result of a Landlord Default, Landlord shall reimburse or pay Tenant for such expenses or damages within fifteen (15) days after receipt of Landlord's invoice therefor, together with the interest at the Default Rate (as defined in Section 15.E). Without limiting the foregoing, if a Landlord Default arises from the failure by Landlord to make a payment of money required to be paid by Landlord to Tenant under this Lease, the amount of such required payment shall accrue interest at the Default Rate from the date such amount was required to be paid through the date such amount is paid.

C.    If Tenant claims a Landlord Default has occurred and has demanded payment from Landlord as a result thereof, and if Landlord notifies Tenant that it disputes such claim, and/or and fails or refuses to pay the amount demanded by Tenant to satisfy such claim within the15-day period provided in Section 45.B, Tenant may serve Landlord with written notice advising that Tenant intends to set-off the amount Tenant claims is due from the Base Rent next payable (a “Set-Off Notice”). Within ten (10) days of Landlord’s receipt of a Set-Off Notice, Landlord may notify Tenant in writing that Landlord will initiate the expedited dispute resolution procedure described on Exhibit G hereto to determine whether a Landlord Default has occurred and if so, the extent of Tenant’s damages resulting therefrom. If Landlord does not timely notify Tenant of its intent to initiate an expedited dispute resolution procedure, Tenant may deduct (set off) from the next payment of Base Rent the lesser of (i) the amount of damages Tenant claims it has suffered, or (ii) 25% of the next payment of Base Rent due. If Landlord timely notifies Tenant of its intent to initiate an expedited dispute resolution procedure, then the parties shall submit the resolution of Tenant’s claim to expedited resolution procedure described on Exhibit G and shall not be entitled to exercise its set off rights during the pendency of the dispute resolution procedure; provided however, if the expedited dispute resolution procedure is not resolved within 120 days (subject to extension for any Tenant caused delays), Tenant shall be entitled to deduct (off-set) the lesser of (i) the amount of damages Tenant claims it has suffered, or (ii) 25% of the next payment of Base Rent due until final resolution of the expedited dispute resolution procedure. If an expedited dispute resolution procedure is triggered and results in a decision in favor of Tenant, Tenant shall be entitled to set off from Base Rent without limitation, to the extent consistent with the outcome of the expedited dispute resolution procedure.

D.    Tenant's set-off rights herein shall be non-exclusive and in addition to any other remedies available to Tenant in the Lease, at law or in equity; provided, however, in no event shall Tenant's remedies include a right of termination if Landlord’s failure to perform is the result of a good faith dispute as to Landlord’s rights and/or obligation(s) under the terms of the Lease; provided further, that if a default by Landlord would have otherwise entitled Tenant to a termination right, such termination right shall be available if such default remains uncured for 30 days following a final decision made in an adversary proceeding. Landlord’s decision to not trigger an expedited dispute resolution procedure in response to a claim by Tenant of a Landlord Default, shall not constitute a waiver by Landlord of any rights Landlord may have at law or equity to dispute Tenant’s claim (including disputing any set off actions taken pursuant to Section 45.C hereof).

46.    Dispute Resolution.    Any decision made pursuant to the expedited dispute resolution procedure described in Exhibit G shall be final, binding and conclusive on all of the parties. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties may by mutual agreement submit any other disputes to resolution pursuant to the dispute resolution procedure set forth on Exhibit G hereto, however, neither party is required to submit any other disputes to such resolution procedure.

47.    Landlord Representations.    Landlord makes the following representations: (i) the zoning for the Premises will permit Tenant to utilize the Premises as an office building or pharmaceutical distribution center without the necessity of obtaining a zoning variance or a conditional or special use permit; (ii) an occupancy permit authorizing the use of the entire Premises by Tenant will be issuable to Tenant upon Substantial Completion of the Tenant Improvements; (iii) except for those improvements to be constructed by Tenant, all improvements located on the Premises will comply in all respects material to the agreed-upon Final Plans and Specifications, all applicable zoning and building codes, subdivision or Protective Covenants restrictions, ordinances and regulations, and all applicable fire, environmental, occupational safety and health standards and similar standards established by law; (iv) there is no pending or, to the knowledge of Landlord, threatened litigation, mechanic's liens or claims of liens, condemnation proceedings (except as described in Section 49) , administrative actions or judicial proceedings of any material nature relating to the Leased Premises, including, without limitation, disputes with subcontractors or material suppliers, owners of adjacent properties, governmental authorities or prior owners of the Premises that will affect the Tenant’s ability to occupy the premises undisturbed (provided, however, that Landlord shall have the right to bond over or provide other reasonable security with respect to such disputes); (v) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any person or entity other than Tenant the right to use or occupy any portion of the Premises; (vi) to the best of Landlord's knowledge, all improvements constructed by Landlord will be completed in a good and workmanlike manner and in accordance with the Final LI Plans and Final TI Plans and will be in proper working order and will not require any repairs or replacements which have not been made as of the Commencement Date; (vii) to the best of Landlord's knowledge, the roof, walls, floor and other structural components of the building will be structurally sound and free of any material defects and do not require any repairs or replacements which have not been made; and (viii) to the best of Landlord's knowledge, no hazardous substances will be incorporated by Landlord into the Building, or located on or under, or affect the Premises. If requested by Tenant, Landlord shall issue a Certificate to Tenant upon Substantial Completion confirming that the representations in this Section are true and correct as of said date.

48.    INTENTIONANLLY DELETED.

49.    Condemnation Contingency.    Landlord acknowledges that two (2) existing homeowners within the Property are subject to eminent domain proceedings initiated by Ground Lessor. The Ground Lessor’s need to acquire these properties (the “Condemned Parcels”) shall not delay the Commencement Date so long as Ground Lessor diligently pursues such condemnation, and acquires title and control of the Condemned Parcels by April, 2006. Notwithstanding any other provision of this Lease to the contrary, Tenant shall have the right to terminate the Lease by written notice (the “Termination Notice”) to Landlord given no earlier than November 14, 2005 and no later than November 15, 2005, if all of the following terms and conditions are satisfied:

       A.    The University has not (i) acquired title to the Condemned Parcels; or (ii) entered into binding and non-contingent (but subject to Board of Curator approval) contracts to purchase the Condemned Parcels.

        B.    Tenant shall pay to Landlord within thirty (30) days after receipt of Landlord’s Expense Documentation (as defined below), fifty percent 50% of Landlord’s actual out-of-pocket expenses (“Landlord’s Expenses”) incurred with respect to the Premises and the transaction under this Lease for the period commencing on August 12, 2005 and continuing until the date of the Termination Notice, Tenant's liability under this paragraph not to exceed five hundred thousand dollars ($500,000.00).

        C.    Promptly after receipt of the Termination Notice, Landlord shall provide to Tenant an itemization of Landlord’s actual out-of-pocket expenses and such other documentation reasonably requested by Tenant (collectively, “Landlord’s Expense Documentation”).

Upon compliance with the foregoing provisions, including payment of Landlord’s Expenses, the Lease shall terminate and neither Landlord nor Tenant shall have any further rights or obligations thereunder.

Notwithstanding the foregoing right of termination, if Landlord provides written confirmation to Tenant within ten (10) business days after the date of the Termination Notice that (i) Landlord has agreed to accept full responsibility for acquiring title to the Condemned Parcels; (ii) acquisition of the Condemned Parcels will be completed in a manner so as to not delay the Commencement Date; (iii) all penalties applicable under Section 4.C of this Lease shall be applicable for any delay in the Commencement Date resulting from a failure to obtain the Condemned Parcels in a timely manner; (iv) any delay in acquisition of the Condemned Parcels shall not constitute an event of Force Majeure and (v) Landlord and Tenant have agreed upon a written plan setting forth Landlord’s plan to acquire the Condemned Parcels and/or modify the Outline Plans and Specifications to address a scenario where the Condemned Parcels are not acquired by a date certain, then Tenant’s termination of the Lease shall be rescinded and the Lease shall continue in full force and effect subject to the conditions set forth above.

Provided this Lease is not terminated by Tenant pursuant to this Section 49, the Premises shall be expanded to include the Condemned Parcels as and when they are acquired by Ground Lessor and the residents thereof have been relocated.

50.    Economic Incentives.

          A.    Landlord acknowledges and agrees that Tenant has negotiated agreements to receive the following economic incentives: (i) exemption from withholding tax and tax credits for new and retained jobs under the Missouri Quality Jobs Program as described in more detail in the Proposal from the Missouri Department of Economic Development, dated August 29, 2005 (the “State Incentives”); and (ii) a commitment from St. Louis County to provide fifty percent (50%) abatement of real and personal property taxes for a period of ten (10) years and sales tax abatement on all or a substantial portion of construction materials for the construction of the Premises under Chapter 100 or an alternative program with equivalent impact (collectively, the “Local Incentives”). Landlord covenants and agrees to cooperate with Tenant in obtaining the full benefit of the foregoing incentives and shall enter into such agreements that may be required to effectuate said incentives (so long as Tenant reimburses Landlord for any reasonable out-of-pocket incurred by Landlord with respect to the State Incentives). Without limiting the foregoing, Tenant agrees that if necessary to effectuate tax abatement with respect to Tenant’s personal property, Tenant, upon receipt of written request from Landlord, shall convey Tenant’s personal property to a tax-exempt entity designated by Landlord pursuant to the terms of a sale-leaseback transaction upon such terms and conditions reasonably acceptable to Tenant. The parties acknowledge and agree that (i) the Rent provided hereunder assumes that Landlord will not pay any sales tax on construction materials for the Landlord Improvements; provided, however, that if any sales tax is payable on construction materials for the Landlord Improvements, the payment thereof shall be the sole responsibility of Landlord without any adjustment in the Rent; and (ii) the Allowance provided hereunder assumes that the Contractor will not pay any sales tax on construction materials for the Tenant Improvements; provided, however, that if any sales tax is payable on construction materials for the Tenant Improvements, the payment thereof shall be the sole responsibility of Landlord without any adjustment in the Allowance.

B.    In light of Landlord’s commitment and obligation to construct the Road Improvements, Landlord intends to seek benefits under a TDD and/or other economic development program to assist Landlord and St. Louis County in funding the Road Improvements. As Landlord requires flexibility in structuring economic incentive programs to meet Landlord’s financial obligations with respect to the Road Improvements, Landlord and Tenant agree to cooperate with Landlord’s efforts related to obtaining such benefits, subject to the following:

(1)    Landlord covenants and agrees that except as contemplated by that certain Road Agreement among Landlord, Ground Lessor and St. Louis County, Missouri, of even date herewith related to the Road Improvements (the “Road Agreement”), it will not seek any additional economic incentives or consent to the creation of any tax increment financing, community improvement district, transportation improvement district or the imposition of other special assessment affecting Tenant, the Premises or any adjacent land under option by Tenant (the “Option Premises”) without the prior written consent of Tenant, such consent not to be unreasonably withheld, delayed or conditioned.

(2)    With the exception of real property and personal property ad valorem taxes, the Premises and the Option Premises shall not be subject to any special assessments or other tax levies the proceeds of which directly or indirectly fund the cost of the Road Improvements. Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant shall reimburse Landlord for Taxes in the amount and the manner described in Section 6. All other taxes, special assessments and levies against the Premises, the Option Premises and this Lease shall be the sole responsibility of Landlord.

(3)    Landlord shall pay all transactional expenses incurred to facilitate the Local Incentives; provided, however, Tenant shall pay the fees and expenses of its attorneys and other consultants.

(4)    Landlord shall have flexibility in implementing the structure of Local Incentives, including the incentive programs under which such Local Incentives are realized by Tenant; provided, however, any such programs shall not reduce the amounts previously awarded to Tenant under the Local Incentives or adversely affect Tenant’s eligibility under any of the economic incentives previously awarded to Tenant.

(5)    Tenant shall receive the full benefit of the economic incentives previously negotiated by Tenant. If the incentive structure implemented by Landlord results in a reduction of the benefits that Tenant would have received Landlord shall, at Tenant’s election, reimburse Tenant for all such amounts in cash or in the form of reduced rent payable in the manner and time in which the foregoing benefits would have been paid to Tenant.

51.    Property Management Services.    As long as Tenant has not exercised any of its “give back” rights (described in Section 40), Tenant shall pay Landlord a management fee of twenty thousand dollars ($20,000) per year, which will increase at the same times and at the same percentages as base rent. For example, in year 4 both the management fee and base rent will increase 5.65%. If Tenant exercises its “give-back” rights, then management of the Premises shall be turned over to Landlord (provided that Tenant will retain the right to continue to contract for its own janitorial service), and Landlord may charge Tenant a market rate management fee of up to 5% of the base rent. In the latter situation, Landlord will provide evidence to Tenant that the management fee Landlord proposes to charge is consistent with the market for managing similar Class A buildings in the metropolitan St. Louis area (the "Market Rate Management Fee"). If Landlord and Tenant are unable to agree on the Market Rate Management Fee to be charged by Landlord within 30 days, either party may by written notice to the other party require that the Market Rate Management Fee be determined pursuant to the procedure described in this Section. Each party shall appoint a neutral, senior executive of a property management company experienced in managing Class A office buildings in the St. Louis, Missouri metropolitan area (a “Property Manager”), to determine the Market Rate Management Fee. If said two Property Managers are able to agree on the Market Rate Management Fee, then the rate they agree on shall be the Market Rate Management Fee for the Premises. If said two Property Managers are unable to agree on a Market Rate Management Fee, then they shall each provide the parties in writing their opinion of the management fee that they each believe represents a Market Rate Management Fee for the Premises. Said Property Managers shall also, by mutual agreement, appoint a third Property Manager who shall also provide his/her determination of the Market Rate Management Fee for the Premises, and the Market Rate Management Fee recommended by the Property Managers that is neither the highest nor lowest shall be the Market Rate Management Fee for the Premises. Each party shall pay any fees charged by the Property Manager appointed by it, and the parties shall share equally in any fees charged by a third Property Manager.

52.    Ground Lease.    If either Landlord or Tenant receive a default notice under the Ground Lease, the party receiving such default notice shall promptly forward a copy of the same to the other party. With respect to any default under the Ground Lease, Tenant may exercise any cure rights that are granted to the lessee under the Ground Lease within any cure period allowed under the Ground Lease for such default.

53.    Consequential or Punitive Damages.    Neither party hereunder be liable to the other party for consequential or punitive damages as a result of breach of a party’s obligations under this Lease.

54.    Property Due Diligence.    Landlord shall complete the following studies related to the Property: (i) geo-tech/soil borings; (ii) wetlands study; (iii) archeological study; (iv) environmental audit; (v) land survey; and (vi) title search (collectively, the “Property Due Diligence”). All Property Due Diligence shall be performed at Landlord’s sole cost and expense, with copies of the final reports related to the Property Due Diligence (collectively, the “Property Due Diligence Reports”) made available to Tenant no later than November 9, 2005. Landlord acknowledges and agrees that completion and delivery of the foregoing items shall not delay the Commencement Date. The parties’ obligations under this Lease shall be contingent on their review and approval of the Property Due Diligence on or before the date that is three (3) business days following the date the Property Due Diligence Reports are delivered to Tenant (the “Property Due Diligence Contingency Date”). If Landlord or Tenant are not satisfied with the Property Due Diligence, then either party shall have the right to terminate this Lease upon the delivery or written notice thereof to the other party on or before the Property Due Diligence Contingency Date. If such notice of termination is not delivered by either party as provided above, then the Lease shall continue in full force and effect. Notwithstanding the foregoing, neither party shall have the right to terminate this Lease pursuant to this Section 54 due to any defect, condition or matter that is to be corrected or otherwise addressed by Landlord pursuant to the Road Agreement or as may be necessary to Substantially Complete the Landlord Improvements and Tenant Improvements as required under the terms and conditions of this Lease.

55.    Adjustment to Premises.

A.    Landlord and Tenant acknowledge and agree that the Premises shall be subject to adjustment as follows:

(1)    The Premises shall be expanded to include the Condemned Parcels as provided in Section 49 hereof,

(2)    The detention basin for the Premises is currently expected to comprise the area referred to on Exhibit A-1 as the “Detention Basin Area”. Such detention basin may require reconfiguration. If reconfigured, the Premises shall be adjusted for the reconfigured detention basin area.

(3)    The northern edge of the right of way for the Road Improvements may require reconfiguration. If reconfigured, the boundary of the Premises abutting such reconfigured right of way shall be adjusted accordingly.

(4)    Bi-State Development Agency of the Missouri-Illinois Metropolitan District, d/b/a Metro (“Metro”) owns property that abuts part of the western boundary of the Property (the “Metro Property”) and it is desirable that Landlord acquire a fee interest in the Metro Property or a perpetual easement right to use the Metro Property for purposes of adding it to the Premises so that it can be used as parking area. The Ground Lease provides for the possibility of the Metro Property becoming part of the Demised Premises thereunder. If and when the Metro Property becomes part of the Demised Premises under the Ground Lease, it shall also become part of the Premises under this Lease. The parties acknowledge that one of the ways contemplated by the Ground Lease for the Metro Property to become part of the Demised Premises under the Ground Lease is by exchanging certain portions of the Property for the Metro Property. If such exchange occurs, then the portion of the Property exchanged for the Metro Property shall be eliminated from the Premises.

(5)    The Ground Lease contemplates that if Landlord is unable to cause the Metro Property to become part of the Demised Premises thereunder, Landlord may require Ground Lessor to make a portion of the Option Premises part of the Demised Premises under the Ground Lease to accommodate the parking requirements under this Lease. If and when such a portion of the Option Premises becomes part of the Demised Premises under the Ground Lease, it shall also become part of the Premises under this Lease.

(6)    If pursuant to part (5) above, a parking area and/or a parking facility for the Premises need(s) to be constructed on a portion of the property currently included within the Option Area, then any delay in completing such parking area and/or parking facility shall not be considered in determining whether the Landlord Improvements are Substantially Complete. Nevertheless, Landlord shall be required to complete the construction of any such parking area and/or parking facility with diligence.

(7)    If the Premises and/or the Outline Specifications require(s) adjustment pursuant to any provision of this Section 55, the parties shall execute an amendment to this Lease reflecting such adjustment.

(8)    Notwithstanding any other provision of this Section 55 to the contrary, any adjustment to the Premises (i) shall not increase or decrease the Base Rent; (ii) with the exception of relocating a parking area and/or parking facility, shall not materially affect the Final LI Plans; (iii) shall not reduce the parking ratio below 5.5 spaces per 1,000 rentable square feet unless Landlord and Tenant both agree to a lower parking ratio; and (iv) shall be subject to the prior approval of Tenant, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, no such approval shall be required for a reconfiguration made pursuant to subsection (1) of this Section 55.

[next page is signature page]

SECTIONS 37 AND 45.C AND 51 OF THIS LEASE CONTAIN A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

WHEREFORE, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

TENANT: EXPRESS SCRIPTS, INC. By /s/ David A. Lowenberg David A. Lowenberg, Chief Operating Officer
LANDLORD:

NORTHPARK PARTNERS ESI, LLC, a Missouri limited liability company

By McEagle NorthPark Partners ESI, LLC, a Missouri limited liability company, its Manager

By /s/ Paul J. McKee, Jr.
Name: Paul J. McKee, Jr.
Title: Manager

EXHIBIT A - SITE PLAN SHOWING AREA COMPRISING THE PARK

EXHIBIT A-1

LEGAL DESCRIPTION OF THE LAND

A tract of land being Part of Lots 18, 19, 28, 29, 30, 31, 33 and 34, and Part of the Right-of-Way of North Avenue and Geiger Road of Carson Heights, according to the plat recorded in Plat Book 7, Page 47 of St. Louis County records, Part of U.S. Surveys 2502, 2503, and 3082, Township 46 North, Range 6 East of the Fifth Principal Meridian, St. Louis County, Missouri, more particularly described as follows:

Beginning at the Northeast corner of a tract of land conveyed to the Bi-State Development Agency by deed recorded in Book 8818, page 147 of said records, said corner also being the Northeast corner of dedicated right-of-way conveyed to St. Louis County, according to the plat recorded in Plat Book 326, Pages 24 through 26 of said records; thence along the prolongation North of the East line of said tract and along the East line of dedicated right-of-way conveyed to St. Louis County according to the aforementioned plat and along the East line of a tract of land conveyed to the Bi-State Development Agency by deed recorded in Book 9815, Page 2406 of said records, North 14 degrees 02 minutes 50 seconds Wets, 241.92 feet; thence continuing along said East line of the Bi-State Development tract, North 83 degrees 16 minutes 35 seconds East, 15.23 feet; thence North 16 degrees 40 minutes 16 seconds East, 81.24 feet to the centerline of North Avenue (40 feet wide), also known as Weldon Avenue; thence along said centerline, North 66 degrees 08 minutes 44 seconds West, 368.77 feet; thence leaving said centerline, North 23 degrees 51 minutes 16 seconds East, 20.00 feet to the intersection of the South right-of-way line of Interstate Highway 70 (variable width); thence along said line, North 83 degrees 08 minutes 26 seconds East, 289.59 feet; thence South 89 degrees 59 minutes 32 seconds East, 102.87 feet; thence South 83 degrees 44 minutes 46 seconds East, 261.76 feet; thence North 83 degrees 20 minutes 29 seconds East 295.54 feet; thence North 87 degrees 55 minutes 10 seconds East, 246,24 feet; thence South 74 degrees 55 minutes 21 seconds East, 141.38 feet to the intersection of said right-of-way line with the centerline of a creek; thence along said centerline, South 46 degrees 57 minutes 37 seconds West, 28.36 feet; thence South 12 degrees 37 minutes 12 seconds West, 49.15 feet; thence South 34 degrees 24 minute 24 seconds Wets, 204.09 feet; thence South 32 degrees 34 minutes 00 seconds West 81.86 feet; thence South 20 degrees 32 minutes 25 seconds West 140.20 feet; thence South 42 degrees 45 minutes 57 seconds West, 68.25 feet; thence South 21 degrees 18 minutes 56 seconds West, 162.06 feet to the North right-of-way line of the Proposed Relocation of Geiger Road (70 feet wide); thence along said line, South 70 degrees 28 minutes 18 seconds West, 631.20 feet to the East line of a tract of land conveyed to the Bi-State Development Agency by deed recorded in Book 8909, Page 470 of said records; thence along said line, North 14 degrees 02 minutes 44 seconds West, 172.26 feet to the Southwest corner of the aforementioned Bi-State Development tract conveyed by deed recorded in Book 8818, Page 147 of said records; thence along the South line of said tract, North 75 degrees 57 minutes 16 seconds East, 55.00 feet; thence along the East line of said tract, North 14 degrees 02 minutes 44 seconds West, 77.17 feet; thence North 44 degrees 02 minutes 44 seconds West 10.20 feet; thence North 14 degrees 02 minutes 50 seconds West, 100.00 feet to the POINT OF BEGINNING, containing 14.612 acres in gross area, however, LESS AND EXCEPTING a tract of land conveyed to Gerald A. Breite by deed recorded in Book 9863, Page 1560 of said records, containing 0.299 acre, AND LESS AND EXCEPTING a tract of land conveyed to Rodolfo O. Rendon, etal by deed recorded in Book 9863, page 1560 of said records, containing 0.430 acres, leaving a net area of 13.883 acres per calculations by Stock & Associates Consulting Engineers, Inc. during September, 2005.

Together with the following “Detention Basin Area”

[INSERT LEGAL DESCRIPTION OF DETENTION BASIN.]

EXHIBIT B

BASE RENT DURING INITIAL TERM

LEASE YEARS	ANNUAL BASE RENT PER RSF
1*	$14.15*
2	$14.15
3	$14.15
4	$14.95
5	$14.95
6	$14.95
7	$16.00
8	$16.00
9	$16.00
10	$16.00
11**	$16.00

* As provided in Section 5.A of the Lease, Landlord agrees that the first $2,123,000.00 in Base Rent due pursuant to the foregoing Table is abated.

** The Initial Term of the Lease is Ten and one half years, so Tenant will pay Base Rent at the Year No. 11 rate for only the first half of Lease Year No. 11 (and thereafter the rate applicable during the renewal period shall apply if Tenant has exercised its renewal option).

EXHIBIT C

OUTLINE PLANS AND SPECIFICATIONS

The Outline Plans and Specifications shall consist of:

1)    The plans and renderings presented to Express Scripts by NorthPark Partners on July 26, 2005, comprising of site plan, typical floor plans, and two exterior renderings. The project includes 315,000 rentable square feet of office space and parking for 1732 cars. However, pursuant to Section 30 of this Lease, Landlord and Tenant will consider whether less parking may be appropriate.

2)    Building outline specifications describing the quality of materials and construction were submitted on July 31, 2005, and amended on August 17, 2005 to reflect the architects’ request for clarification.

Landlord and Tenant acknowledge that, while the building design will evolve through the normal design sequence, the above referenced presentation and documents, referred to as the Concept Building Plans and Specifications, represent the benchmark for building scale and quality.

EXHIBIT D

BUILDING RULES AND REGULATIONS

(1)    Each tenant's interior signage shall be provided by Landlord at the tenant's sole cost; and all such signage so placed shall be the tenant's risk. Each tenant shall cause the removal of all such signage from the Property at the end of its lease term, or Landlord may cause such removal at the tenant's expense.

(2)    A tenant shall not alter any lock or install a new or additional or replacement lock or bolt on any door of its premises and shall not permit any duplicate keys to be made without the prior consent of Landlord. Each tenant shall be fully responsible for the security of all keys to its premises except for those keys retained by Landlord. All keys furnished to a tenant by Landlord shall be surrendered to Landlord at the end of the term of the tenant's lease.

(3)    Landlord retains the power to prescribe the weight and proper position and installation of safes, mechanical equipment, and any other bulky or excessively weighty objects installed by a tenant in its premises. All such equipment and objects shall be moved into or out of a tenant's premises under the prior written consent and supervision of Landlord and at such times and according to such regulations as may be designated from time to time by Landlord. Landlord shall not be responsible for loss of, or damage to, any such equipment or objects. Notwithstanding such supervision, each tenant shall be responsible for all damage to the Building caused by such tenant maintaining or moving any such equipment or objects.

(4)    No tenant shall use any method of heating or air-conditioning other than that supplied by Landlord. If a tenant requires telegraphic, telephonic, burglar alarm or similar services, the tenant shall first obtain, and comply with, Landlord's requirements regarding installation.

(5)    All sidewalks, corridors and common areas shall not be obstructed by any tenant or used for any purpose other than for ingress and egress. No tenant shall place objects outside its premises except as approved by Landlord. The common areas of the Building may not be used for any commercial purpose by any tenant.

(6)    No tenant shall install any window treatments other than existing treatments or otherwise obstruct the windows of its premises without Landlord's prior written consent. The bathrooms shall not be used for any purpose other than those for which they were constructed, and no rubbish shall be thrown or disposed of therein.

(7)    Each tenant assumes full responsibility for protecting its premises from theft, robbery and pilferage. Landlord reserves the right to exclude from the Building all disorderly persons, persons under the influence of alcohol or a controlled substance, idlers and peddlers, solicitors, and persons entering in crowds or in such unusual numbers as to cause inconvenience to the tenants of the Building. After business hours, each tenant shall lock the doors and windows to its premises.

(8)    No tenant shall place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal, except Tenant at its expense will make its own arrangements for the handling, storage and disposal of medical waste (if applicable), and Tenant agrees to comply with all Applicable Laws in connection with handling, storage and disposal of such medical waste (if applicable). All garbage and refuse disposal shall be performed in accordance with directions issued from time to time by Landlord. No tenant shall store in its premises any waste paper, sweepings, rags, rubbish or other combustible matter, nor shall any tenant bring into its premises any hazardous wastes, kerosene, oil or other highly combustible material.

(9)    Landlord reserves the right to place into effect a "no smoking" policy within all or selected portions of the Building and the Property. A tenant and its employees and agents shall not be allowed to smoke in any location where smoking is prohibited, and they shall not dispose of any smoking material including, without limitation, matches, ashes and cigarette butts on the floors of the Building, about the grounds of the Property, or in any receptacle other than a specifically designated receptacle for smoking.

EXHIBIT E

FORM OF SNDA

[Space above this line for Recorder’s use]

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (the “Agreement”) is entered into by and between _______________________________, a ____________________________ (“Lender”) and Express Scripts, Inc., a Delaware corporation (“Tenant”), as of the ______ day of __________, 20__ (the "Effective Date"), with reference to the following facts:

A.    NorthPark Partners ESI, LLC, a Missouri limited liability company (“Landlord”) and Tenant have entered into that certain Office Lease dated as of _____________ __, 2005 (the “Lease”) pursuant to which Tenant has leased from Landlord certain property owned by Landlord located at ______________________________________________________ (the “Property”), which Property is described on Exhibit A attached hereto.

B.    Lender has made or will make a loan to Landlord secured by a mortgage or deed of trust on the Property (the “Deed of Trust”).

C.    Tenant has requested that any transferee (including, without limitation, Lender) of the interest of Landlord as a result of a Transfer, and such transferee’s successors and assigns (“Purchaser”) not disturb Tenant’s tenancy under the Lease upon any transfer of Landlord’s interest in the Property by foreclosure, trustee’s sale, or other action or proceeding for the enforcement of the Deed of Trust or by deed in lieu thereof (a “Transfer”).

D.    Tenant and Lender desire to enter into this Agreement to provide for a non-disturbance arrangement between Tenant and Lender and to provide for the attornment of Tenant to Lender, or its successor or assign, as applicable, in the event of foreclosure under the Deed of Trust or any other acquisition of the Property.

E.    All capitalized terms not defined herein shall have the meaning they are given in the Lease.

NOW THEREFORE, for valuable consideration, Lender, Tenant and Landlord agree as follows:

1.    Subordination.  Subject to the terms and conditions set forth in Paragraph 2 below, the Lease is and shall be subject and subordinate to the Deed of Trust, and to all renewals, modifications, consolidations, replacements and extensions thereof and to all future advances made thereunder.

2.    Non-Disturbance.  In the event Lender or Purchaser acquires title or right of possession of the Property under the Deed of Trust through foreclosure, or otherwise, then:

(a)    Tenant shall not be named or joined in any foreclosure, trustee’s sale or other proceeding to enforce the Deed of Trust unless the joinder is required by Law in order to perfect such foreclosure, trustee’s sale or other proceeding; and

(b)    The enforcement of the Deed of Trust shall not terminate the Lease or disturb Tenant in the possession and use of the Property.

3.    Leasehold Not Affected.  The leasehold estate granted by the Lease shall not be affected in any manner by any Transfer or any other proceeding instituted or action taken under or in connection with the Deed of Trust or by Lender’s taking possession of the Property or the Property in accordance with any provision of the Deed of Trust.

4.    Attornment by Tenant.  If any Transfer should occur, then Purchaser shall be bound to Tenant and Tenant shall be bound to Purchaser under all of the terms, covenants, and conditions of the Lease for the balance of the term of the Lease and any extensions or renewals of the Lease that may then or later be in effect under any validly exercised extension or renewal option in the Lease, all with the same force and effect as if Purchaser had been the original landlord under the Lease. Tenant does hereby attorn to Purchaser (including Lender if it should become the Purchaser) as the landlord under the Lease. Without limiting the foregoing, if at the time a Transfer occurs, Tenant is in default of any of its obligations under the Lease, Purchaser shall have the right to avail itself of all remedies of the Landlord under the Lease arising from such default, provided Tenant is given, or has been given, any notices of such default and opportunities to cure such default required under the Lease before such remedies are exercised.

5.    Lease Amendments.  Nothing contained in Paragraph 7 below shall be deemed to prevent Landlord and Tenant from entering into any amendment or modification to the Lease that shall be binding and enforceable solely as between Landlord and Tenant.

6.    Landlord’s Default.  Provided Tenant is provided with a written request from Lender or Landlord, Tenant shall give Lender a copy of any notice of default which Tenant is required to give to Landlord pursuant to the terms of the Lease. Tenant shall accept a cure of any default by Landlord performed by Lender, or at Lender’s direction, provided that such cure is completed within the period provided for such cure to be carried out by Landlord pursuant to the terms of the Lease.

7.    Limitation on Lender’s Performance.  Nothing in this Agreement shall be deemed or construed to be an agreement by Lender to perform any covenant of Landlord as landlord under the Lease unless and until Lender obtains title to the Property as Purchaser or obtains possession of the Property under the terms of the Deed of Trust, and then only during the time when Lender holds title to the Property.

8.    Tenant’s Covenants.  Tenant agrees that during the term of the Lease, without Lender’s prior written consent, Tenant shall not:

(a)    pay any rent or additional rent more than one month in advance of the due date to any landlord (including Landlord); or

(b)    enter into any material amendment, modification, or other agreement relating to the Lease, or

(c)    to extent required under the Lease, assign or sublet any portion of the Lease or the Property.

Lender agrees that with respect to parts (b) and (c) of this Section 8, Lender’s consent shall not be unreasonably conditioned, delayed or withheld. Lender further agrees that if any request for Lender’s approval of an amendment, modification or other agreement relating to this Lease, or for Lender’s approval of any assignment or subletting of the Lease or the Property, is not objected to in a written statement of Lender delivered to Tenant within thirty (30) days after Lender receives such request in writing, such request shall be deemed approved by Lender. Any written statement objecting to any proposed amendment, modification, or other agreement of this Lease or any assignment or subletting of the Lease or the Property shall set forth in reasonable detail Lender’s objections to such request.

9.    Successors.  This Agreement shall be binding upon and inure to the benefit of Tenant and Lender and their respective successors and assigns.

10.    Notices.  All notices given under any of the provisions of this Agreement shall be in writing and served on the parties at the following addresses:

To Lender:       _____________________________
                      _____________________________
                          _____________________________
                         Attn: _________________________

To Tenant:     Express Scripts, Inc.
                         _____________________________
                         _____________________________
                        Attention: _____________________

Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, and such notice shall be effective on the third business day after such deposit; (ii) by overnight delivery using a nationally recognized overnight courier, and such notice shall be effective on the next business day after such deposit; or (iii) by personal delivery, and such notice shall be immediately effective. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any business day, with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

11.    Lien Waiver.  Lender hereby expressly waives and releases any and all contractual liens and security interests or constitutional and statutory liens and security interests (arising by operation of law or under the Lease, the Deed of Trust or any other agreement Lender has which affects the Property or Tenant or Landlord) to which Lender might now or hereafter be entitled on any of the personal property of Tenant. Lender agrees to execute and deliver to Tenant and Tenant’s lender, from time to time, a form of “Waiver and Consent” confirming the foregoing and permitting such lender to enter upon the Property in the event of a default by Tenant and recover any personal property financed by such lender, and containing other customary and reasonable provisions as may be requested by such lender, as well as customary and reasonable provisions to protect the interests of Lender.

12.    Insurance Proceeds and Condemnation Proceeds.  If the terms of the Deed of Trust pertaining to the disbursement or use of insurance proceeds and/or the disbursement or use of condemnation proceeds conflict with the terms of the Lease, the provisions in the Lease shall control.

13.    Access.  If the terms of the Deed of Trust permit Lender to enter the Property, Lender’s access rights shall not be greater than Landlord’s access rights under the Lease, and the restrictions in the Lease regarding Landlord’s access to the Property shall apply to Lender as well, notwithstanding anything to the contrary in the Deed of Trust.

14.    Choice of Law; Headings; Attorneys’ Fees.  This Agreement shall be governed by and interpreted under the laws of the state or commonwealth in which the Property is located. The headings to paragraphs of this Agreement are for convenient reference only, do not in any way limit or amplify the terms of this Agreement, and shall not be used in interpreting this Agreement. If any party institutes an action or proceeding to enforce its rights under this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party or parties reasonable attorneys’ fees and costs in addition to any other relief awarded by the court.

15.    Integration.  This Agreement integrates all of the terms and conditions of the parties’ agreement regarding the subjection and subordination of the Lease and the leasehold estate created by it, together with all rights and privileges of Tenant under it, to the lien or charge of the Deed of Trust. This Agreement supersedes and cancels all oral negotiations and prior and other writings with respect to such subjection and subordination, including, without limitation, any provisions of the Lease which provide for the subjection or subordination of the Lease and the leasehold estate thereby created to a deed or deeds of trust or to a mortgage or mortgages. This Agreement is intended by the parties as the final expression of the agreement, and as the complete and exclusive statement of the terms agreed to by the parties, with respect to such subordination and subjection, to the extent specified in the foregoing sentence. This Agreement may not be modified or amended except by a written agreement signed by the parties or their respective successors in interest.

16.    Modifications to Loan.  Tenant agrees that the Deed of Trust and the indebtedness secured thereby may be increased, rearranged, renewed, extended, consolidated and modified from time to time by agreement between Landlord and Lender, and Lender may exercise any one or more of its rights under the Deed of Trust from time to time at Lender's discretion, all without notice to or consent of Tenant, and this Agreement shall continue in full force and effect as to all such renewals, extensions, increases, rearrangements, consolidations and modifications and all such exercises of rights.

17.    Counterparts.  This Agreement may be executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument.

Executed as of the Effective Date.

TENANT: EXPRESS SCRIPTS, INC. By: ______________________ Title: _____________________	LENDER: ____________________________________ By: Title:

STATE OF MISSOURI  )
               ) ss.
COUNTY OF ST. LOUIS   )

On this _____ day of ________________, 2005, before me personally appeared _____________________________, to me personally known, who, being by me duly sworn, did say that __________________ is the ________________________ of Express Scripts, Inc., a Delaware corporation, and that said instrument was signed on behalf of said corporation by the authority of its Board of Directors, and said _______________________ acknowledged said instrument to be the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my seal in the County and State aforesaid, the day and year last above written.

__________________________________________
                                Notary Public

__________________________________________
                                (Printed Name)

(SEAL)
My Commission Expires:

STATE OF _____________        )
                   ) ss.
COUNTY OF ______________ )

On this _____ day of ________________, 2005, before me personally appeared _____________________________, to me personally known, who, being by me duly sworn, did say that __________________ is the ________________________ of _____________________________, a ________________________, and that said instrument was signed on behalf of said ________________ by the authority of its ___________________, and said __________________ acknowledged said instrument to be the free act and deed of said __________________.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my seal in the County and State aforesaid, the day and year last above written.

__________________________________________
                                Notary Public

__________________________________________
                                (Printed Name)

(SEAL)
My Commission Expires:

EXHIBIT F

LICENSE AGREEMENT

This License Agreement (“Agreement”) made this ____ day of ____________, 2005, by and between NorthPark Partners ESI, LLC, a Missouri limited liability company (hereinafter called “Licensor”) and Express Scripts, Inc., a Missouri corporation (hereinafter called “Licensee”).

W I T N E S S E T H

I.    Certain Definitions.    The following terms shall have the following meanings when used in this Agreement.

(a)    "Building" shall mean that building located at ________________.

(b)    "Lease" means that Lease between Licensor and Licensee dated as of ___________, 2005 whereby Licensee has leased the Premises from Licensor.

(c)    "Premises" means the space within the Building leased by Licensee pursuant to the Lease.

(d)    "Roof" means the Roof on the Building.

(e)    "Roof Equipment" means any equipment that is placed on the Roof by or on behalf of Licensee for Licensee's use, including but not limited to such things as satellite dishes, antenna, and HVAC units.

Licensee shall not place any equipment of any kind on the Roof without the prior written consent of Licensor in each instance, and compliance by Licensee with all requirements of this Agreement. Roof Equipment which Licensor has authorized Licensee to place on the Roof shall only be placed at those locations on the Roof which have been approved in writing by Licensor.

Pursuant to this Agreement, Licensor consents to Licensee placing on the Roof the Roof Equipment described on Exhibit A hereto at the location on the Roof described on Exhibit A. Licensee shall comply with all requirements of this Agreement in connection with the installation, operation, maintenance and removal of said Roof Equipment.

In the event that Licensee desires to add additional Roof Equipment to the Roof at a future date, Licensor and Licensee shall execute an additional agreement for such additional Roof Equipment or an addendum to this Agreement.

This Agreement is for a term that commences and expires at the same time as the aforesaid Lease, unless sooner terminated as provided herein. In the event that the Lease contains renewal options, and such renewal options are exercised, the term of this Agreement shall automatically be extended to coincide with such renewal term. Licensee's rights to occupy any portion of the Roof pursuant to this Agreement shall automatically terminate on the date the Lease terminates for any reason.

Licensee shall use the Roof only for its own use and shall not have the right to allow other companies to use the Roof,

Licensor reserves the right to use those portions of the Roof that are not being used by Licensee.

II.    The size, location and placement of the Roof Equipment shall be as specifically described in Exhibit “A”, attached hereto and by reference, made a part hereof, or at such other location as approved by Licensor in writing.

III.    Licensee shall not be required to pay rent or a fee to Licensor as consideration for this Agreement. Licensee shall pay for all gas, electricity and other utilities required in order to operate said Roof Equipment

IV.    With respect to the installation of the Roof Equipment on the Roof portion of the Building, Licensee agrees to contract with Licensor's roofing contractor in order to determine if any additional support to the Roof is required in order to install the Roof Equipment. If any such support is required, Licensee shall retain the services of Licensor's roofing contractor at Licensee's sole cost and expense to install such support, and Licensee agrees to comply with any suggestions or recommendations of Licensor's roofing contractor so that the installation, maintenance and repair of the Roof Equipment will not affect any warranties which Licensor has on said Roof. Licensee shall further have the right to access such conduits or other access ways within the Building from the Premises to the Roof to allow Licensee to install such cabling as is necessary in connection with the installation of the Roof Equipment, provided that Licensee shall install cabling or other equipment only is such locations as are approved by Licensor in writing, such approval not to be unreasonably withheld, conditioned or delayed. The location of all such cabling shall be included in the plans and specifications provided in Section VI as hereinafter set forth.

No Roof penetrations shall be made without the prior written consent of Licensor. Licensor may require that Licensee hire Licensor's roofing contractor to make all such Roof penetrations. All such Roof penetrations shall only be made in compliance with all requirements of Licensor's roofing contractor.

Licensee shall notify Licensor when installation is completed and within thirty (30) days after such notification, Licensor shall cause the Roof or other affected portions of the Building and Premises to be inspected and shall, within such time period, notify Licensee if there is any damage resulting from the installation. If Licensor so notifies Licensee, Licensee shall cause such damage to be repaired at its expense provided such damage was not caused by Licensor, its employees or agents. In the event of such damage, and Licensee shall incur such expense, Licensee may seek reimbursement from any third party responsible for such damage, and Licensor shall cooperate with Licensee in such endeavor.

Licensee shall have the right to terminate this Agreement forthwith and without further obligation in the event modifications to the structure required by Licensor's Roofing contractor are determined in the sole discretion of Licensee to make the use of Licensor's facilities uneconomical.

V.    Licensee shall bear the sole cost and responsibility for the installation, maintenance, repair and removal of the Roof Equipment, including all necessary gas and electrical service and any and all other costs associated therewith. All such items shall be done in a good and workmanlike manner. Licensee shall maintain all of said items in a good and safe condition through-out the remainder of the term of this Agreement at Licensee's sole cost and expense. It is understood and agreed that Licensor shall have no responsibility nor obligation for the maintenance and repair of the Roof Equipment, and any equipment or other items installed by Licensee in connection therewith and shall have no liability for any damage done to same or caused by same except to the extent same was caused by Licensor, its employees or agents.

Without limiting the preceding paragraph, Licensor is not bringing any utility services to the Roof or making any other improvements of any kind on the Roof. Licensee at Licensee's sole cost and expense is responsible for bringing to the Roof any electrical, gas, water, drainage or other service lines needed to operate the Roof Equipment, and for providing and installing anything needed on the Roof in connection with such Roof Equipment, all of which must be approved in writing by Licensor.

VI.    Licensee shall submit plans and specifications for the construction and installation of all the items to be in-stalled by Licensee hereunder for Licensor's prior approval. The manner and method of installation and removal of all such equip-ment shall be subject to the written approval of Licensor, which approval shall not be unreasonably withheld or delayed.

VII.    Licensee, at its own expense, shall, prior to the installation of its equipment, secure and at all times thereafter maintain all required approvals and permits of the Federal Communications Commission and all other governmental bodies having jurisdiction over its business, including its communica-tions, operations and facilities. Licensee shall at all times comply with all applicable laws in connection with installation, operation and removal of the Roof Equipment.

VIII.    Licensee, at its expense, shall be solely responsible for and shall maintain its equipment in a safe, structural, sound, clean and sightly condition and shall indemnify and hold harmless Licensor against all liens and claims of mechanics and materialmen furnishing labor and materials in the construction and maintenance of its equipment.

IX.    Licensor hereby grants unto Licensee the right to enter upon the Roof of the Building or other such areas of the Building where Licensee’s improvements in connection herewith may be installed for the sole purpose of gaining access to Licensee's installation. Licensor further grants right of access at all times to the areas where such connecting equipment is located for the purposes of maintaining, repairing, testing and replacing the connecting equipment; provided, however, if Licensee is not the sole tenant in the Building, then Licensee shall notify Licensor each time Licensee requires such access other than in the event of an emergency and provided further that such access and installations do not cause damage to or interfere with the operations or maintenance of any part of the Building or with any other tenants located in the Building. All such entries on the Roof and work performed thereon shall be done in accordance with Licensor’s guidelines established to prevent any Roof warrantees from being voided. Any damages done to the Roof shall be repaired at Licensee’s sole cost and expense and Licensee shall remain responsible to maintain any portion of the Roof for which the warranty therefore has been voided due to the activities of Licensee, its employees, agents and contractors on the Roof. Licensee shall be given all necessary keys for the purpose of gaining such access.

During any period in which Licensee is not the sole tenant in the Building, Licensee shall attempt to notify Licensor each time Licensee desires to enter upon the Roof of the Building other than in the event of an emergency, and Licensee shall enter upon the Roof only at such times and under such circumstances which shall not cause endangerment of life or limb. Licensee shall promptly reimburse Licensor for the costs or repairs of any damage to the Building directly or indirectly caused by Licensee's installations or the maintenance thereof.

X.    The license hereby granted to Licensee shall give to Licensee the exclusive right to use the Roof or tower of the Building and Licensor shall not grant a license or licenses to any party to use space on the Roof. Notwithstanding the foregoing, during any period in which there are other tenants in the Building, Licensor may grant a license or licenses to other tenants to use space of the Roof; provided, however, the rights of other licensees shall be exercised without causing objectionable interference with the activities being carried on at the same time by Licensee in accordance with its license. Similarly, the license of Licensee shall be exercised without causing objectionable interference with the activities being carried on at the same time by other licensees in accordance with their respective licenses. Notwithstanding the provisions of the preceding sentence to the contrary, in the event that action cannot be taken to eliminate any objectionable interference between installations after reasonable efforts to eliminate such interference have been taken by Licensee and any other licensee(s), then in such event Licensee’s right to install and operate its Roof Equipment shall be superior to the rights of any other licensee(s) or tenant(s), and Licensor shall take such actions as are necessary to remove or modify any other installation which causes objectionable interference with Licensee’s installation. Licensee shall not change or materially alter the installation agreed to herein without the prior written approval of Licensor, which approval shall not be unreasonably conditioned, delayed or withheld.

XI.    Licensee agrees to indemnify and hold harmless Licensor and to assume all liability for death of or injury to any persons and all liability for loss, damage or injury to any property incurred or sustained by Licensor or Licensee arising from, growing out of or resulting from Licensee's use of the Roof of the Building, or any other areas in the Building where Licensee's connecting equipment is located, including costs, attorneys' fees and other expenses incurred by Licensor in defending any such claim, unless and to the extent such loss, damage or injury is due to the negligence or willful misconduct of Licensor, its employees, agents or invitees.

XII.    Licensee hereby waives and releases all claims against Licensor, its officers, directors, agents, employees and servants and agrees that they shall not be liable for any injury to or death of persons, or damage to property sustained by Licensee or by any occupant of the Building, or any other person occurring in or about the Building resulting directly or indi-rectly from any existing or future condition, defect, matter or thing in the Building, or any part of it, or from equipment or appurtenance becoming out of repair, or from any occurrence, act or from the negligence or omission of any tenant or occupant of the Building, or of any other person, except for the gross negligence or omission by Licensor, its officers, directors, agents, employ-ees and servants.

XIII.    Licensor shall have the right to terminate this Agreement upon written notice to Licensee in the event that: (a) the Lease is terminated or Licensee’s right to possession under the Lease is terminated; (b) Licensee shall default in the performance of any obligations imposed upon it hereunder and shall not, within thirty (30) days after being notified by Licensor of the existence of such default, immediately take all reasonable steps to cure same and diligently prosecute such work to completion; (c) it shall be determined that such installation does not comply with all building codes, ordinances and the Protective Covenants for the jurisdiction in which the Building is located; (d) it is found by a public authority having jurisdiction in the Building that such installation and use constitute a nuisance or hazard to the public or the occupants of the Building; or (e) the use of such Roof Equipment is changed from that originally approved in a manner which interferes with the use of any other tenant's equipment or data processing machines in the Building. Notwithstanding the foregoing, Licensor shall not have the right to terminate this Agreement pursuant to subclauses (c) or (d) above if Licensee is contesting any such determination or finding.

Licensee shall have the right to terminate this Agreement upon written notice to Licensor in the event that: (a) the use of such installation by Licensee is deemed in violation of any ordinance, state statute, federal statute or governmental regulation and such violation cannot be reasonably cured; (b) the use of such installation by Licensee does not serve Licensee's intended purpose due to changes in environmental conditions outside the control of Licensee; or (c) Licensee desires to do so for any cause or for no cause.

In the event of termination by either party, Licensee shall remove its equipment, provided said removal complies with the provisions of Section XV below. Any such termination shall have no impact on the rights and obligations of Licensee and Licensor under the Lease nor shall it cause a termination of the Lease.

XIV.    No notice or demand related to or required by this Agreement shall be effective unless same is in writing and delivered pursuant to the Lease terms.

XV.    At the termination of this Agreement by lapse of time or otherwise, the Roof Equipment and the connecting equipment installed under the terms of this Agreement shall be removed by Licensee upon the request of Licensor, and, subject to the provisions of Sections 11 of the Lease (regarding casualty) and 19 (regarding condemnation), the area of the Building where they were installed shall be restored by Licensee in as good condition as existed immediately prior to installation of such installations and connecting equipment, ordinary wear and tear excepted.

XVI.    This Agreement shall be binding upon the successors and assigns of the parties hereto provided that Licensee shall not assign or transfer this Agreement to anyone other than an assignee of Licensee’s interest under the Lease that has been approved or permitted under the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LICENSEE: EXPRESS SCRIPTS, INC. By_____________________________ Name: __________________________ Title: ___________________________
LICENSOR:

NORTHPARK PARTNERS ESI, LLC, a Missouri limited liability company

By McEagle NorthPark Partners ESI, LLC, a Missouri limited liability company, its Manager

By_____________________________
    Name: __________________________
    Title: ___________________________

EXHIBIT G

ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

The parties recognize that from time to time a dispute may arise relating to either party’s rights or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Exhibit, the result of which shall be binding upon the parties.

To begin the ADR process, a party first must send written notice to the other party advising that the notifying party desires to initiate an ADR proceeding to resolve the subject dispute in the manner provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.     To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.    Within twenty-one (21) days following the initiation of the ADR proceeding, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the Director of ADR, United States Arbitration & Mediation, 720 Olive Street, Suite 2300, St. Louis, MO 63101 (“ADR Entity”), to select a neutral pursuant to the following procedures:

(a)    The ADR Entity shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b)    Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)    Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the ADR Entity within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the ADR Entity along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)    If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the APR Entity immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the APR Entity may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the APR Entity shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3.    No earlier than twenty-eight (28) days or later than fifty-five (55) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location in the metropolitan St. Louis area.

4.    At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a)    a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b)    a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)    a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The parties agree that neither side shall seek as part of its remedy any punitive damages.

(d)    a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.    The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)     Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b)     Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c)     The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)     Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)     Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.    Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.    The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.    The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)    If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b)    If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.    The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.   Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11.   All ADR hearings shall be conducted in the English language.